Exhibit 10.2

LIMITED LIABILITY COMPANY AGREEMENT

of

MYSTIC PARTNERS, LLC

a Delaware Limited Liability Company

Dated as of _______, 2005

TABLE OF CONTENTS

1.	DEFINED TERMS		1
2.	ORGANIZATION		14
	2.1	Continuation	14
	2.2	Name and Principal Place of Business.	15
	2.3	Term	15
	2.4	Registered Agent and Registered Office	15
	2.5	Purpose of Company	15
	2.6	Members; Membership Interests.	16
	2.7	Limitation on Liability	16
	2.8	Title to Company Property	16
3.	CAPITAL		16
	3.1	Initial Capital Contributions.	16
	3.2	Additional Capital Contributions	17
	3.3	Return of Capital; No Interest on Capital	19
	3.4	No Third-Party Beneficiary	19
	3.5	Capital Accounts.	19
4.	MANAGEMENT OF THE COMPANY		21
	4.1	Authority of Managing Member.	21
	4.2	Restriction of Managing Member’s Authority	23
	4.3	Budgeting and Business Plan	24
	4.4	Managing Member’s Time and Effort; Conflicts	25
	4.5	Competitive Ventures.	25
	4.6	Indemnification	27
	4.7	Certificates and Instruments	27
	4.8	Management Cost Reimbursement	28
	4.9	Leases	28
	4.10	Asset Management Fee	28
	4.11	Property Management.	28
5.	DISTRIBUTIONS		30
	5.1	Distributions Generally	30
	5.2	Distributions of Net Cash Flow and Capital Proceeds	30
	5.3	Distributions Upon Final Liquidation	32
	5.4	The Right to Withhold	32
6.	ALLOCATIONS		32
	6.1	In General	32
	6.2	Allocations	32
	6.3	Limitation on Allocation of Losses	33
	6.4	Additional Allocation Provisions	33
7.	BOOKS AND RECORDS; ACCOUNTING; TAX ELECTIONS		34
	7.1	Company Books	34
	7.2	Records	35
	7.3	Company Tax Elections; Tax Controversies	35
	7.4	Fiscal Year	36
	7.5	Financial Reports	36
	7.6	REIT Status	37

i

8.	TRANSFERS AND ENCUMBRANCES OF COMPANY INTERESTS		37
	8.1	Restricted Transfers and Encumbrances	37
	8.2	Substitution of Approved Transferee for Member	38
	8.3	Possible Amendment	39
9.	ADDITIONAL MEMBERS		39
	9.1	Admissions and Withdrawals	39
	9.2	Cessation of Managing Member	39
	9.3	New Managing Member	40
10.	DISSOLUTION AND WINDING UP		40
	10.1	Dissolution and Distributions of Property	40
	10.2	Dissolution Events	40
	10.3	Liquidation and Final Distribution Proceeds	40
	10.4	Cancellation of Certificate	41
	10.5	No Capital Contribution Upon Dissolution	41
11.	REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE MEMBERS		41
	11.1	Authority	41
	11.2	Consents	41
	11.3	No Conflict	42
	11.4	No Broker	42
	11.5	Foreign Partner	42
12.	REQUIRED SALE		42
	12.1	Offers	42
	12.2	Response	42
	12.3	No Suspension of Rights Under Article 13	43
13.	BUY-SELL DISPUTE RESOLUTION		44
	13.1	Exercise	44
	13.2	Closing	45
	13.3	Buy-Sell Default	45
	13.4	Payment of Debts	46
	13.5	Release of Capital Contribution Obligations	46
	13.6	Operations in Pre-Closing Period	46
	13.7	Suspension of Rights Under Article 12	47
14.	MISCELLANEOUS		47
	14.1	Right of First Offer	47
	14.2	Waiver of Conflict of Interest	48
	14.3	Amendment by Members	48
	14.4	Amendment by Managing Member	48
	14.5	Waivers	48
	14.6	No Assignments; Binding Effect	48
	14.7	Notices	48
	14.8	Certain Waivers	49
	14.9	Preservation of Intent	49
	14.10	Entire Agreement	49
	14.11	Certain Rules of Construction	49
	14.12	Counterparts	50
	14.13	Governing Law; Venue	50

ii

Exhibits
A	Members, Capital Contributions and Capital Sharing Ratios
1.1	Membership Interests and Owner Entities
1.2	Description of the Property
1.3	Form of Lease
2.5.2	Owner Entity Operating Agreement
3.1.2	Pre-Closing Costs Reimbursable Amounts
4.3	Initial Operating Budget and Business Plan
4.8	Management Agreement

Index of Defined Terms

Act	1	Event of Bankruptcy	4
Adjusted Capital Account	2	Gross Asset Value	5
Adjusted Capital Account Deficit	2	Gross Revenue	6
Affiliate	2	Hartford Hilton	4
Agreement	1	Hartford Marriott	4
Agreement Date	1	Initiating Member	42
Asset Management Fee	28	Initiating Notice	44
Asset Manager	28	Investor Class A Member	6
Business Day	2	Investor Class A Membership Interest	6
Business Plan	24	Investor Class B Member	6
Buy-Sell Closing Date	45	Investor Class B Membership Interest	6
Buy-Sell Option	44	Lease	6
Capital Account	19	Lessee	7
Capital Contribution	2	Losses	11
Capital Contribution Default	18	Major Decision	7
Capital Proceeds	2	Major Dispute	9
Capital Sharing Ratio	2	Major Dispute Notice	23
Capital Transaction	2	Management Agreements	28
Cause	3	Management Fee	29
Certificate of Formation	1	Managing Member	9
Change in Control	3	Member Loan Interest Rate	9
Code	3	Member Minimum Gain	9
Company	1	Member Nonrecourse Debt	9
Company Minimum Gain	3	Member Nonrecourse Deductions	9
Competitive Venture	25	Members	1,9
Conflicting Activity	25	Membership Interest	9
Contribution Account	3	Membership Interests	1
Contribution Agreement	3	Minority Interest Holder	9
Contribution Agreement Closing	4	Minority Interests	9
Contribution Agreement Closing Date	4	Net Cash Flow	9
Control	4	Net Operating Income	10
Defaulted Acquirer	45	Non-Discretionary Expenses	10
Defaulted Amount	18	Non-Initiating Member	42
Depreciation	4	Non-Managing Member	10
Development Asset Entity	4	Nonrecourse Deductions	10
Development Assets	4	Offer	42
Dissolution Event	4	Offeree	44
Distributable Funds	30	Offeror	44
Effective Date	48	Old Plans	24
Encumbrance	4	Operating Account	29
Entity	4	Operating Budget	24
Epoch Member	1	Operating Expenses	10

iii

Operating Revenues	11	Residual Sharing Ratios	13
Owner Entities	1	Response Period	42
Owner Entity	11	Sale Notice	42
Owner Entity Operating Agreement	15	Site Improvement Work	13
Part Owned Entity	11	Stabilized Asset Entity	13
Part Owned Property	11	Stabilized Assets	13
Part Owned Property Lessee	11	Target	42
Patriot Act	22	Tax Contest	13
Permitted Expense	7	Tax Correspondence	13
Person	11	Tax Liability Distribution	31
Pre-Closing Costs Reimbursement Amount	17	Tax Matters Member	35
Preferred Return	11	Third Party Purchaser	42
Preferred Return Account	11	Transfer	13
Profits	11	Transferred	13
Project Acquisition Costs	12	Valuation Amount	44
Properties	1	Venture Package	25
Property	1	Waterford Class Membership Interest	14
Property Manager	28	Waterford Member	1
Regulatory Allocations	33	Wholly Owned Entity	14
REIT	37	Wholly Owned Property	14
Removal Event	39	Wholly Owned Property Lessee	14
Replacement Acquirer	45	Working Capital	29

4

LIMITED LIABILITY COMPANY OPERATING AGREEMENT
of
MYSTIC PARTNERS, LLC

THIS LIMITED LIABILITY COMPANY OPERATING AGREEMENT (this “Agreement”) of MYSTIC PARTNERS, LLC (the “Company”) is made and entered into as of ____________, 2005 (the “Agreement Date”) by and among HERSHA HOSPITALITY LIMITED PARTNERSHIP, a Virginia limited partnership, having an address at 510 Walnut Street, 9th fl., Philadelphia PA 19106 (“Investor Member”), and MYSTIC HOTEL INVESTORS, LLC and WATERFORD HOSPITALITY GROUP, LLC, each a Delaware limited liability company having an address at 914 Hartford Turnpike, P.O. Box 715, Waterford, CT 06385 (collectively, “Waterford Member”). Investor Member and Waterford Member are sometimes hereinafter collectively referred to as the “Members” and individually as a “Member.”

W I T N E S S E T H:

WHEREAS:

Waterford Member is the owner of the membership interests specified on Exhibit 1.1 (the “Membership Interests”) in the limited liability companies (the “Owner Entities”) specified on Exhibit 1.1;

Each of the Owner Entities owns or has a leasehold interest in the respective land, as identified on Exhibit 1.2, and the hotel and other improvements located thereon (each, individually, a “Property” and collectively, the “Properties”), all as more particularly described on Exhibit 1.2;

The parties hereto desire to form a limited liability company to acquire the entities owning the Properties, subject to the Minority Interests (hereinafter defined), and to develop and operate the Properties as hotels with potentially other compatible uses for portions thereof.

The Company was formed pursuant to a Certificate of Formation (the “Certificate of Formation”) filed with the Delaware Secretary of State on ___________, 2005.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.	DEFINED TERMS

In addition to the defined terms set forth above and elsewhere in this Agreement, the following terms shall have the definitions hereinafter indicated whenever used in this Agreement with initial capital letters:

“Act” means the Delaware Limited Liability Company Act, as previously or hereafter amended.

“Adjusted Capital Account” means, with respect to any Member, the balance, if any, in such Member’s Capital Account as of the end of the relevant taxable year, after: (i) crediting to such Capital Account any amounts that such Member is obligated to restore pursuant to Regulations Section 1.704-1(b)(2)(ii)(c) (or is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5)) and (ii) debiting from such Capital Account the items described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Adjusted Capital Account.

The foregoing definitions of Adjusted Capital Account and of Adjusted Capital Account Deficit are intended to comply with the provisions of Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Affiliate” means a Person that directly or indirectly, through one or more intermediaries, has Control of or is Controlled by, or is under common Control with, the Person specified. “Affiliate” shall also include the spouse, ancestors, descendents and siblings of any Person that is an individual, Affiliates of such family members and trusts for the benefit of an Affiliate of the relevant Person.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York are authorized or required to close under the laws of the State of New York.

“Capital Contribution” means, with respect to any Member, the amount of money and the initial Gross Asset Value of any property (other than money) contributed to the Company by such Member, less the amount of liabilities of such Member assumed by the Company or that are secured by any property contributed by such Member to the Company. The initial Capital Contributions of the Members are as set forth on Exhibit A.

“Capital Proceeds” means the net proceeds of a Capital Transaction distributed to the Company by an Owner Entity.

“Capital Sharing Ratio” means the percentages in which the Members participate in, and bear, certain Company items. The initial Capital Sharing Ratios of the Members are as follows:

Investor Class A Member:	66.7% with respect to Stabilized Assets Entities and
0% with respect to Development Assets Entities

Investor Class B Member:	0% with respect to Stabilized Assets Entities and
50% with respect to Development Assets Entities

Waterford Member:	33.3% with respect to Stabilized Assets Entities and
50% with respect to Development Assets Entities

“Capital Transaction” means a transaction pursuant to which (i) an Owner Entity finances or refinances any Property or any portion thereof, except for acquisition financing, (ii) all or any portion of any Property is sold, condemned, exchanged or otherwise disposed of, (iii) insurance proceeds or other damages in respect of any Property are recovered by an Owner Entity, or (iv) any other transaction that, in accordance with generally accepted accounting principles, is considered capital in nature.

“Cause” means the existence or occurrence of any of the following events or conditions with respect to (1) a Member, (2) any Controlling Affiliate of a Member or (3) any Affiliate of a Member regardless of whether Controlling, if such Affiliate or its executive officers and employees have direct involvement in the Company or any Property, as the case may be: (a) the indictment for a felony involving a crime or crimes of moral turpitude or dishonesty or for a Patriot Act (hereinafter defined) offense (in each case, whether or not convicted), misapplication, conversion or theft of any funds belonging to the Company; or (b) the commission of fraud, gross negligence or willful misconduct with respect to the Company or any Property. For the avoidance of doubt, the indictment of a Member or any executive officer or employee of them for a felony involving a crime or crimes of moral turpitude or dishonesty (whether or not convicted), or the misapplication of funds belonging to the Company or the commission of fraud, gross negligence or willful misconduct with respect to the Company or any Property shall not be curable and “Cause” shall be deemed to exist upon the occurrence or existence of any such event.

“Change in Control” means, with respect to any Person, the occurrence of any of the following:

(i)      the sale of all or substantially all of that Person’s assets;

(ii)     the merger, reorganization, share exchange, recapitalization, restructuring or consolidation of that Person, if such transaction would result in the voting securities of that Person outstanding immediately prior thereto no longer representing (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% of the combined voting power of the voting securities of that Person or such surviving entity outstanding immediately after such transaction;

(iii)     the acquisition by any “Person” or “Group” (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) of an aggregate of 50% or more of the beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934) of the issued and outstanding voting securities of that Person.

“Code” means the Internal Revenue Code of 1986, as previously or hereafter amended.

“Company Minimum Gain” means “partnership minimum gain” as defined in Treasury Regulation Section 1.704-2(d).

“Contribution Account” means, with respect to each Member, an account maintained for such Member on the Company’s books and records in the amount of that Member’s Capital Contributions, less all distributions made in accordance with Sections 5.2.3.A and 5.2.3.B, but in no event less than zero.

“Contribution Agreement” means that certain Membership Interest Contribution Agreement, dated June __, 2005, among the Company, Waterford Hospitality Group, LLC and Mystic Hotel Investors, LLC with respect to the Property.

“Contribution Agreement Closing” means the closing of the transaction set forth in the Contribution Agreement, i.e., the acquisition by the Company of the Owner Entities (subject to the Minority Interests), pursuant to the Contribution Agreement.

“Contribution Agreement Closing Date” means the date upon which the Contribution Agreement Closing occurs.

“Control” (including the terms “controlling”, “controlled by” or “under common control with”) means the possession, directly or indirectly, through one or more intermediaries, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Depreciation” means, for each fiscal year or other period, an amount equal to the federal income tax depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, Depreciation shall be an amount that bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization or other cost recovery deduction for such year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by Tax Matters Member.

“Development Assets” means the following Properties: Hartford Hilton, Hartford, CT (the “Hartford Hilton”); and the Hartford Marriott, Hartford, CT (the “Hartford Marriott”), but only, in the case of the Hartford Marriott, from and after the date (if ever) that the Company shall acquire the membership interests of the company that owns the Hartford Marriott Property (subject to Minority Interests) in accordance with the terms of the Contribution Agreement.

“Development Asset Entity” an Owner Entity that owns, in whole or part, a Development Asset; provided that the Owner Entity that owns the Hartford Marriott Property shall be considered an Owner Entity only from and after the date (if ever) that the Company shall acquire the membership interest of such company in accordance with the terms of the Contribution Agreement.

“Dissolution Event” means any event specified in Section 10.2 that results in the dissolution and winding up of the Company.

“Encumbrance” means a pledge, alienation, mortgage, hypothecation, encumbrance, lien or collateral assignment by any other means, whether for value or no value and whether voluntary or involuntary (including, by operation of law or by judgment, levy, attachment, garnishment, bankruptcy or other legal or equitable proceedings).

“Entity” means any general partnership, limited partnership, limited liability partnership, corporation, limited liability company, joint venture, trust, business trust, cooperative or association.

“Event of Bankruptcy” means, with respect to any Person, the occurrence of:

•	an assignment by the Person for the benefit of creditors;

•	the filing by the Person of a voluntary petition in bankruptcy;

•	the entry of a judgment by any court that the Person is bankrupt or insolvent, or the entry against the Person of an order for relief in any bankruptcy or insolvency proceeding;

•
the filing of a petition or answer by the Person seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation;

•
the filing by the Person of an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any proceeding for reorganization or of a similar nature;

•	the consent or acquiescence of the Person to the appointment of a trustee, receiver or liquidator of the Person or of all or any substantial part of its properties; or

•	any event or occurrence not included in the foregoing list that is referenced in Section 18-304 of the Act.

“Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

A.     The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset, as determined by Investor Member and Waterford Member (acting together), or pursuant to the Contribution Agreement, as applicable.

B.     The Gross Asset Values of all Company assets shall be adjusted to equal their respective gross fair market values, as determined by Investor Member and Waterford Member (acting together), as of the following times:

i.     immediately prior to the acquisition of an additional interest in the Company by a new or existing Member, if Managing Member reasonably determines that such adjustment is necessary or appropriate to reflect the relative economic interests of the Members in the Company;

ii.     immediately prior to the distribution by the Company to a Member of more than a de minimis amount of Company property as consideration for an interest in the Company, if Managing Member reasonably determines that such adjustment is necessary or appropriate to reflect the relative economic interests of the Members in the Company;

    iii.     immediately prior to the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g); and

iv.     at such other times as Managing Member shall reasonably determine necessary or advisable in order to comply with Regulations Sections 1.704-1(b) and 1.704-2.

C.       The Gross Asset Value of any Company asset distributed to a Member shall be the gross fair market value of such asset on the date of distribution as determined by Investor Member and Waterford Member (acting together).

D.      The Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1 (b)(2)(iv)(m); provided, however, that Gross Asset Values shall not be adjusted pursuant to this clause D to the extent that Managing Member determines that an adjustment pursuant to clause B is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this clause D.

E.      If the Gross Asset Value of a Company asset has been determined or adjusted pursuant to clauses A, B or D of this definition, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such Company asset for purposes of computing Profits and Losses.

“Gross Revenue” shall mean, as to any Year, all revenues and receipts of every kind derived from the operation of the Property and all departments and parts thereof, including, but not limited to, receipts (from both cash and credit transactions), before commissions and discounts for prompt or cash payments, from the rental of guest rooms, meeting rooms, stores, offices, exhibit or sales space of any kind, parking charges, license and concession fees and rentals (but not including the gross receipts of any licensees, lessees and concessionaires), booking fees, telephone and television viewing charges, food and beverage sales, wholesale and retail sales, proceeds, if any, from business interruption or other loss of income insurance; provided, however, Gross Revenues shall not included gratuities to Property employees or Federal, State and Municipal excise, sales and use taxes or similar impositions collected directly from patrons or guests or included as part of the sales price of any goods or services.

“Investor Class A Member” means the Member holding the interest so designated on Exhibit A hereto. On the date hereof, Investor Member is the Investor Class A Member.

“Investor Class A Membership Interest” means the class of Membership Interest issued to the Investor Class A Member.

“Investor Class B Member” means the Member holding the interest so designated on Exhibit A hereto. On the date hereof, Investor Member is the Investor Class B Member.

“Investor Class B Membership Interest” means the class of Membership Interest issued to the Investor Class B Member.

“Lease” means a Lease Agreement with respect to a Property between a Lessee and an Owner Entity, substantially in the form attached hereto as Exhibit 1.3.

“Lessee” means a Wholly Owned Property Lessee or a Part Owned Property Lessee.

“Major Decision” means any decision regarding each of the matters described below:

•
The financing or refinancing of, or the increasing of any indebtedness secured by any interest in any Owner Entity, any Property or any Lease, or any interest or estate therein, or the incurrence of any other secured or unsecured borrowings or other indebtedness by the Company or the Owner Entities, including determination of the terms and conditions thereof, and any amendments to such terms and conditions except as contemplated in the approved Business Plan or the prepayment in whole or in part of any loan or other type of financing with respect to the Company or any Property;

•
Any sale, transfer, grant of option, exchange, mortgage, financing, hypothecation or encumbrance or abandonment of all, or any part of or any interest in any Owner Entity, any Property or any other material asset of the Company or an Owner Entity (other than the sale or transfer of any Owner Entity or Property in accordance with Article 12 hereof), and, in each such case, the material terms and conditions thereof, excluding, however, incidental sales, exchanges, conveyances, transfers or other dispositions of personal property or fixtures used in the operation and management of the Properties if such disposition of personal property and fixtures in accordance with this clause, together with all other such dispositions in the calendar year in question, involves property having a value or sales price of less than $500,000 in the aggregate;

•	Any acquisition by the Company or any Owner Entity of any real property or development rights or any other material asset other than in accordance with the Business Plan;

•	The requirement of any additional Capital Contributions;

•	The approval or adoption of an annual Business Plan and an annual Operating Budget, and any material amendment, modification or other change thereto or deviation therefrom;

•
The amendment or replacement of any franchise agreement with respect to any Property that is a hotel, to the extent that the Company or any Owner Entity is the franchisee or has the ability, directly or indirectly, to determine the franchisee;

•	The entering into, amendment or replacement of a Lease;

•	Unless otherwise specified herein, the selection of property managers, and any amendment of any Management Agreement;

•
The incurring of any cost or expense or incurring of any obligation or liability by or for the Company or an Owner Entity that is not a Permitted Expense; for such purposes, “Permitted Expense” shall mean (i) Operating Expenses, capital improvements, replacements and debt service as set forth in the approved Business Plan or Operating Budget, or, in the case of capital improvements, that is less than $25,000 with respect to the particular project, (ii) emergency expenses, (iii) with respect to each item in the Operating Budget (other than Non-Discretionary Expenses), the expenditure contemplated by such Operating Budget item plus 10% of each such item, (iv) Non-Discretionary Expenses and (v) any reasonable costs or expenses incurred in implementing a Major Decision approved by all Members and not otherwise already included in a Business Plan or Operating Budget;

•	The selection or replacement of the Company’s or any Owner Entities’ accountants, legal counsel, or other material advisors;

•
The taking, initiation, prosecution, stipulation or settlement or any similar action with respect to any legal action or dispute on behalf of the Company or an Owner Entity with any third party or government or regulatory agency, except in the normal course of business;

•
The commencement of any case, proceeding or other action seeking protection for the Company or any Owner Entity as debtor under any existing or future law of any jurisdiction or otherwise relating to an Event of Bankruptcy, insolvency, reorganization or relief of debtors;

•	Issuance of any press release or other written materials regarding the Company (as opposed to any Property) or any other Member;

•	Changes in the depreciation or accounting methods or other methods with respect to the tax or accounting treatment of Company transactions;

•	Extension of the existence of the Company beyond the date set forth in Section 2.3;

•
Entering into, amending, modifying or changing any contract or agreement by the Company or an Owner Entity with an Affiliate of any Member, or employing or paying any compensation to such Affiliate, except as expressly permitted by this Agreement, the Management Agreement or as part of any Business Plan;

•	The acquisition of any Minority Interest;

•	Establishment of and amounts to be held as operating reserves and contingency reserves for the Company and each Owner Entity;

•	Except in accordance with Section 5.2, the making of any distributions of the Owner Entities or the Company;

•
The appointment of replacement or additional officers of the Company, it being agreed by the Members that the initial officers of the Company shall be Del Lauria, President, Mark Wolman, Vice President and Glenn Jette, Treasurer and it being further agreed that such officers shall have the powers and duties as Managing Member shall from time to time determine necessary or convenient for the conduct of the Company’s business;

•	Matters set forth in Section 4.2.1, and

In the event that authority to take any of the foregoing actions or make the foregoing decisions with respect to a particular Property is partially or wholly vested in an Owner Entity or a Lessee, then such action shall be a Major Decision only to the extent (if at all) that the Company may have the authority to make or implement such decision, it being understood, however, that the Company shall seek (and the Members shall cooperate in so effecting, and shall cause their Affiliates to cooperate) with respect to any Major Decision rendered under the terms of this Agreement, to impose or implement such Major Decision at the level of the relevant Owner Entity or Lessee, to the extent permitted under the applicable limited liability company and lease documents.

“Major Dispute” means the failure of the Members to agree upon or approve any Major Decision or other action requiring the consent of all Members, in accordance with Section 4.2.

“Managing Member” means Waterford Member, initially, or any other Person who is hereafter appointed as a managing member of the Company in accordance with this Agreement and applicable law, until the date that such Person resigns or is removed from its role as a managing member.

“Members” mean, collectively, Investor Member and Waterford Member and/or any other Person hereafter admitted as a member of the Company in accordance with this Agreement and applicable law.

“Member Loan Interest Rate” means a simple rate of interest equal to the prime rate of U.S. money center commercial banks as published in The Wall Street Journal (or if more than one such rate is published, the average of such rates), plus two percent per annum.

“Member Minimum Gain” means minimum gain attributable to “partner non-recourse debt” determined in accordance with Treasury Regulation Section 1.704-2(i).

“Member Nonrecourse Debt” means “partner nonrecourse debt” as defined in Treasury Regulation Section 1.704-2(b)(4).

“Member Nonrecourse Deductions” means “partner nonrecourse deductions” as defined in Treasury Regulation Section 1.704-2(i)(2).

“Membership Interest” means the interest, as a Member, of any Person in the Company.

“Minority Interests” means the ownership interest of any Person (other than the Company) in an Owner Entity that owns any Part Owned Property.

“Minority Interest Holder” means any Person that owns a Minority Interest.

“Net Cash Flow” means, with respect to any fiscal year or other accounting period, Net Operating Income less (a) debt service (including interest and principal payments) on loans to the Owner Entities, less (b) capital expenditures not paid from (i) reserves, (ii) capital contributions to the Owner Entities by its members or (iii) Capital Transactions, less (c) increases or decreases in reserves for working capital, operating deficits and capital items, established by the Owner Entities or such other amount as may be approved by the Entities, less (d) Incentive Fees, less (e) all amounts required to be paid to Minority Interest Holders.

[NOTE: INCOME AND EXPENSE RELATED DEFINITIONS TO BE CONFORMED WITH THE FINAL STRUCTURE OF COMPANY HOLDINGS, AS AGREED BY THE PARTIES IN GOOD FAITH. RESERVE REQUIREMENTS MAY BE REFERENCED IN OWNER ENTITY OPERATING AGREEMENTS]

“Net Operating Income” means, for any period, Operating Revenues, less (i) Operating Expenses, less (ii) real property and personal property taxes, income taxes, and other taxes other than payroll taxes, less (iii) insurance premiums and deductibles, less (iv) leases or purchase money financing of FF&E or of real property and improvements, less (v) Base Fees and fees payable to the asset manager, less (vi) Lessee-related expenses, and less (vii) additions to any operating and replacement reserves, in the amount of for Stabilized Assets: 4% of Gross Revenue, until the second anniversary of the date hereof, and 5% of Gross Revenue thereafter,

for the Hartford Hilton: 3% of Gross Revenue, until the second anniversary of the date hereof, thereafter 4% of Gross Revenue until the fourth anniversary of the date hereof, and 5% of Gross Revenue thereafter, for the Hartford Marriott (if applicable): $0 until the first anniversary of the date hereof, thereafter 3% of Gross Revenue until the fifth anniversary of the date hereof, and 4% of Gross Revenue thereafter, or such higher amount as may be required pursuant to the franchise agreement or loan with respect to the applicable hotel.

“Non-Discretionary Expenses” shall mean third party expenses over which Managing Member and the Property Manager have no control (including, for example, items that are budgeted for and/or approved by the Members, taxes, water and sewer costs and assessments, union labor contract costs and property-related expenses reasonably required to be incurred as a result of force majeure).

“Non-Managing Member” means any Member(s) other than Managing Member.

“Nonrecourse Deductions” means deductions as described in Treasury Regulation Section 1.704-2(c).

“Operating Expenses” means, for any period, the current obligations of the Owner Entities for such period, determined in accordance with sound accounting principles approved by the Owner Entities and applicable to commercial real estate, consistently applied, for operating expenses of the Property. Operating Expenses shall not include any non-cash expenses such as depreciation or amortization.

“Operating Revenues” means, for any period, the gross revenues of the Owner Entities arising from the ownership and leasing of the Properties during such period, including proceeds of any business interruption insurance, but specifically excluding the proceeds of Capital Transactions and capital contributions made by members.

“Owner Entity” means a Development Asset Entity or a Stabilized Asset Entity that is owned in whole or part by the Company; provided that the Owner Entity that owns the Hartford Marriott Property shall be considered an Owner Entity only from and after the date (if ever) that the Company shall acquire the membership interest of such company in accordance with the terms of the Contribution Agreement.

“Part Owned Entity” meant the entities owning the Part Owned Properties in the percentage interests as set forth in Exhibit 1.1.

“Part Owned Property” means any Property that is not wholly owned by the Company or by a wholly owned subsidiary of the Company. On the date hereof, the following Properties are a Part Owned Property:
Residence Inn, Danbury, CT;
[Hartford Marriott, Hartford, CT; to be included only if and when the membership interests in the company owning the Hartford Marriott are acquired by the Company];
Hartford Hilton, Hartford, CT;
Dunkin Donuts, 790 West St., Southington, CT; and
Residence Inn Southington, Southington, CT.

“Part Owned Property Lessee” means one or more limited liability companies formed through Affiliates of the Members to lease and operate a Part Owned Property and in which the Minority Interest Holder shall have an interest percentage in proportion to its Minority Interest in such Part Owned Property and as to which such Affiliates shall hold respective ownership interests in the same proportion as the Affiliated Members hold ownership interests in the Company.

“Person” means and includes any individual or Entity.

“Preferred Return” means, for each Member, an amount that accrues on the average daily balance of such Member’s Contribution Account at a per annum rate of eight and one-half percent (8.5%) from the date such Member’s Capital Contributions are made until the Preferred Return is paid to the respective contributing Member as provided herein. The Preferred Return of the Members shall not be compounded.

“Preferred Return Account” means for each Member an account maintained for Member to which shall be credited the accrued Preferred Return of such Member and from which shall be debited the amount of any distributions of the Preferred Return to such Member pursuant to Section 5.2.2.A or 5.2.2.B hereof, as well as any distribution of the “Preferred Return” as defined in the Limited Liability Company Agreement of [Leaseco, LLC] dated ___, 2005, made to a Member or its Affiliate by a Lessee.

“Profits” and “Losses” means for each fiscal year or other period an amount equal to the Company’s taxable income or loss with respect to the relevant period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

•
Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits and Losses pursuant to this clause shall be added to such taxable income or loss;

•
Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this clause, shall be subtracted from such taxable income or loss;

•
If the Gross Asset Value of any Company asset is adjusted pursuant to clauses B or C of the definition of Gross Asset Value, the amount of such adjustment shall be taken into account in the taxable year of adjustment as gain or loss from the disposition of such asset for purposes of computing Profits or Losses;

•
Gain or loss resulting from any disposition of Company property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

•
In lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such fiscal year or other period, computed in accordance with the definition of Depreciation;

•
To the extent an adjustment to the adjusted tax basis of any asset included in Company assets pursuant to Code Section 734(b) or Code Section 743(b) is required pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s interest, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for the purposes of computing Profits and Losses; and

•
Notwithstanding any other provision of this definition any items of income, gain, loss or deduction that are specially allocated pursuant to Article 6 shall not be taken into account in computing Profits or Losses. The amount of items of income, gain, loss and deduction available to be specially allocated pursuant to Article 6 shall be determined using rules analogous to those set forth in this definition.

“Project Acquisition Costs” means all costs incurred by the Company or paid as a capital contribution to an Owner Entity in connection with or related to the acquisition of the Properties by the Owner Entities or the acquisition of the Owner Entities by the Company, the obtaining of all necessary approvals for development and construction of the Development Assets not obtained as of the Contribution Agreement Closing Date, and the formation of the Company not including any Lessees but including, (i) any amounts paid by the Company under the Contribution Agreement in connection with the acquisition of the Owner Entities, (ii) any amounts paid pursuant to Section 3.1.2 hereof, (iii) all costs of title insurance, recording fees, and all costs and fees of lawyers, architects, engineers and other professionals, including any of same expended for “due diligence” in connection with the acquisition of the Properties or the Owner Entities, (iv) all costs of permits and approvals for the acquisition of the Owner Entities, (v) all costs incurred in the assumption of any franchise or operating agreements by a Lessee, (vi) all costs incurred in the assumption, negotiation or refinancing of any indebtedness with respect to any Property and (vii) the cost of any negotiations with, and payments made on any account to, the Minority Interest Holders in respect of (A) the acquisition by the Company of the Owner Entities, (B) the establishment of any Lessee or (C) acquisition of any Minority Interest. Project Acquisition Costs shall be tracked and allocated among the Properties as applicable.

“Residual Sharing Ratios” means the percentages in which Members participate in distributions of Net Cash Flow and Capital Proceeds pursuant to Section 5.2. The Residual Sharing Ratios of the Members are as follows:

Investor Class A Member:	56.7% with respect to Stabilized Assets and 0%
with respect to Development Assets;

Investor Class B Member:	0% with respect to Stabilized Assets and 35%
with respect to Development Assets;

Waterford Class Member:	43.3% with respect to Stabilized Assets and 65%
with respect to Development Assets.

“Site Improvement Work” means any work required to construct or improve all parking and other common areas of any Property, including utilities, drainage, irrigation, grading, paving, roadwork, parking areas, curbing, signs, lighting and landscaping.

“Stabilized Assets” means the following Properties: (1) Residence Inn by Marriott and Whitehall Mansion, Mystic, CT; (2) Courtyard by Marriott, Warwick, RI; (3) Courtyard by Marriott and Rosemont Suites, Norwich, CT; (4) SpringHill Suites by Marriott, Waterford, CT; (5) Mystic Marriott Hotel and Spa, Groton, CT; (6) Residence Inn by Marriott, Southington, CT, and ancillary Dunkin Donuts; (7) Residence Inn by Marriott, Danbury, CT.

“Stabilized Asset Entity” an Owner Entity that owns, in whole or part, a Stabilized Asset.

“Tax Contest” means an audit, review, examination, or any other administrative or judicial proceeding with the purpose or effect of redetermining any taxes (including any administrative or judicial review of any claim for refund).

“Tax Correspondence” means all written and oral communications from the IRS (or other taxing authority) relating to any item of income, gain, loss or deduction arising with respect to any activities or assets of the Company, whether communicated with respect to an audit or otherwise.

“Transfer” and “Transferred” means a sale, transfer, assignment, conveyance, gift, bequest or disposition by any other means, whether for value or no value and whether voluntary or involuntary (including, by realization upon any Encumbrance or by operation of law or by judgment, levy, attachment, garnishment, bankruptcy or other legal or equitable proceedings).

“Waterford Class Membership Interest” means the class of Membership Interest issued to the Waterford Member.

“Wholly Owned Entity” means the entities owning the Wholly Owned Properties.

“Wholly Owned Property” means any Property that is wholly owned by the Company or by a subsidiary of the Company. On the date hereof, the following Properties are Wholly Owned Properties:

Courtyard Hotel Warwick, Warwick, RI
Residence Inn, Mystic, CT
Courtyard, Norwich, CT
Springhill Suites, Waterford, CT
Marriott, Mystic, CT

“Wholly Owned Property Lessee” means a limited liability company formed by or through Affiliates of the Members to lease and operate the Wholly Owned Properties and as to which such Affiliates shall hold respective ownership interests in the same proportion as the Affiliated Members hold ownership interests in the Company.

A reference to any agreement, budget, document or schedule shall include such agreement, budget, document or schedule as revised, amended, modified or supplemented from time to time in accordance with its terms and the terms of this Agreement. The singular includes the plural and the plural includes the singular. The words “include”, “includes” and “including” are not limiting. Reference to a particular “Section” or “Articles” refers to that section or articles of this Agreement unless otherwise indicated. The words “herein”, “hereof”, “hereunder” and words of like import shall refer to this Agreement as a whole and not to any particular section or subdivision of this Agreement.

2.	ORGANIZATION

2.2	Name and Principal Place of Business.

2.2.1        The name of the Company is set forth on the cover page to this Agreement. The Members may change the name of the Company or adopt such trade or fictitious names for use by the Company as the Members may from time to time determine. All business of the Company shall be conducted under such name, and title to all Company property shall be held in such name.

2.2.2        The principal place of business and office of the Company shall be located at 914 Hartford Turnpike, Waterford, CT 06385, or at such other place or places as Investor Member and Waterford Member (acting together) may from time to time designate.

2.3          Term.       The term of the Company commenced on ____________, 2005, the date of the filing of the Certificate of Formation pursuant to the Act, and shall continue until December 31, 2055, unless sooner terminated or further extended pursuant to the provisions of this Agreement.

2.4          Registered Agent and Registered Office.    The name of the Company’s registered agent for service of process shall be CT Corporation Systems, and the address of the Company’s registered agent in the State of Connecticut shall be ____________________. Managing Member may, upon notice to all Members, change such agent and such office from time to time.

2.5	Purpose of Company.

2.5.1        The purpose of the Company is to engage in the following business and financial activities in accordance with the terms of this Agreement: to acquire, own, hold, maintain, lease, improve, develop, finance, pledge, encumber, mortgage, assign, sell, exchange, lease, dispose of and otherwise deal with any Property (through the Owner Entities), together with such other activities as may be ancillary or related to, or otherwise necessary or advisable in connection with the foregoing. The Company, without the written consent of all Members, shall not engage in any business unrelated to the Properties and shall not own any assets other than those related to the Properties or otherwise in furtherance of the purposes of the Company.

2.5.2        Each Property shall be separately held by an Owner Entity that is wholly owned by the Company or owned by the Company and the Minority Interest Holders. Each Owner Entity shall be operated under an agreement (each such agreement, an “Owner Entity Operating Agreement”) substantially in the form attached hereto as Exhibit 2.5.2, in the case of any Wholly Owned Property, and with respect to any Part Owned Property in the form of any operating agreement now in effect, with such changes as may be mutually approved by Investor Member, Waterford Member and the relevant Minority Interest Holder. The Managing Member shall be the manager of the Owner Entities and implement the decisions of the Members made pursuant to each Owner Entity Operating Agreement.

2.5.3        It is the Members’ intention to cause the Properties to be operated and maintained by the Owner Entities as quality hotels (with ancillary retail components) and for the Property now operated as a Dunkin Donuts to be operated as that or another retail use approved by the Members, pursuant to commercially reasonable conditions and standards, with a view to maximizing the Net Cash Flow and Capital Proceeds. Members intend that the funding for the Properties shall be provided first from Operating Revenues and from Capital Contributions (together with, in the case of the Part Owned Properties, the proportional capital contributions of Minority Interest Holders) or third party loans.

2.6	Members; Membership Interests.

2.6.1        The Company shall have three classes of Membership Interests: Investor Class A, Investor Class B and Waterford Class, each class having identical rights on all matters other than as expressly provided herein.

2.6.2        Effective as of the Agreement Date, the Members of the Company shall be Investor Member and Waterford Member. Except as expressly permitted by this Agreement, no other Person shall be admitted as a member of the Company and no additional membership interests shall be issued.

2.6.3        Waterford Member shall be the initial Managing Member of the Company, and shall bear responsibility and authority for the affairs and management of the Company to the extent contemplated hereby, except to the extent that this Agreement contemplates that a Non-Managing Member, the Property Manager or the Tax Matters Member shall have specific responsibility or authority with respect thereto.

2.7         Limitation on Liability.    Except as otherwise expressly provided in the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member of the Company. Except as otherwise expressly provided in the Act and in Section 4.6 hereof, the liability of each Member shall be limited to the amount of Capital Contributions required to be made by such Member in accordance with the provisions of this Agreement, but only when and to the extent the same shall become due pursuant to the provisions of this Agreement.

2.8         Title to Company Property.    All property owned by the Company, whether real or personal, tangible or intangible, shall be deemed to be owned by the Company as an entity, and no Member, individually, shall have any ownership of such property.

3.	CAPITAL

3.1	Initial Capital Contributions.

3.1.1        The Members acknowledge that on or prior to the date hereof, Waterford Member and Investor Member have made Capital Contributions to the Company as follows:

A.     In exchange for the Waterford Class Membership Interests and the payment to the Waterford Member of [$___________], the Waterford Member shall have transferred as a capital contribution to the Company all of its interests in each Wholly Owned Entity (which shall comprise all of the outstanding interests in each Wholly Owned Entity) and all of its interests in the Part Owned Entities, in each case free and clear of any and all Encumbrances, and with a net fair market value (it being understood and agreed that such fair market value shall equal the Contribution Value) of [$_________] after giving effect to the Cash Payment (as defined in the Contribution Agreement) made to Waterford Member in accordance with the Contribution Agreement), as shown on Exhibit A. The parties acknowledge and agree that the contribution to the Company of the Waterford Member’s interest in the Owner Entities shall be treated as a part disguised sale, described in Code Section 707 and the Treasury Regulations promulgated thereunder, and as a part capital contribution described in Code Section 721. The parties further acknowledge and agree that [$________] of the cash paid to Waterford Member and [$______] of the liabilities of Waterford Member that are assumed by the Company relate to capital expenditures with respect to the Wholly Owned Properties incurred during the two-year period prior to the contribution, and therefore shall not be considered sales proceeds in the disguised sale pursuant to the Treasury Regulations promulgated under Code Section 707.

B.     In exchange for the Investor Class A Membership Interests, the Investor Member shall have made Capital Contributions in cash to the Company in the amount of [$__________].

C.     In exchange for the Investor Class B Membership Interests, the Investor Member shall have made Capital Contributions in cash to the Company in the amount of [$_________].

D.     The Capital Contributions are allocated to the various Owner Entities in accordance with Exhibit A.

3.1.2       On the Contribution Agreement Closing Date, Waterford Member and Investor Member shall make further Capital Contributions in accordance with the Capital Sharing Ratios of the amount required to pay all amounts due and payable under the terms of the Contribution Agreement, as well as all other Project Acquisition Costs (subject to the allocations for such costs established under the Contribution Agreement) and to establish appropriate operating reserves and accounts, as determined by Investor Member and Waterford Member. On the Contribution Agreement Closing Date, the Company shall reimburse each Member for those third party expenses and other expenses set forth in Exhibit 3.1.2, incurred by it or its Affiliates prior to the date of this Agreement (collectively, the “Pre-Closing Costs Reimbursement Amount”).

3.2	Additional Capital Contributions.

3.2.1       Except as otherwise required by law or pursuant to this Section and Section 3.1, no Member shall be required to make any additional Capital Contributions to the Company. At any time and from time to time following the making of the initial Capital Contributions set forth in Section 3.1, the Members may determine by unanimous consent that the Company requires additional cash Capital Contributions and the amount, terms and conditions thereof in connection with the development of the Property (including, for renovation or construction of buildings, common areas and other site improvements, or payment of Operating Expenses and subject, in the case of the Part Owned Properties, to the approval rights of the Minority Holders in respect of additional Capital Contributions and agreement to bear their ratable share of any additional Capital Contributions), or to meet the ordinary Operating Expenses of the Company. Any such additional Capital Contributions shall be made in accordance with the applicable Capital Sharing Ratios. Capital Contributions made to fund an Owner Entity shall be used only for that purpose and shall otherwise be returned to the respective Members in the amounts contributed.

3.2.2       In the event that the Waterford Member’s interests in the Development Asset Entity that owns the Hartford Marriott located in Hartford, Connecticut (the “Deferred Property”) is not purchased by the Company as a Development Asset on or prior to the date hereof pursuant to Section 3.1, then at such time as the conditions to the purchase of the Deferred Property set forth in Section 14.2.4 of the Contribution Agreement have been satisfied, (A) the Waterford Member shall transfer all of its interests in the Deferred Property to the Company (which shall be the percentage of the outstanding interests in the Deferred Property as shown on Exhibit A), free and clear of any and all Encumbrances and with a net fair market value to be credited as a Capital Contribution of [$_________] (after giving effect to payments made to the Waterford Member in accordance with the Contribution Agreement), as shown on Exhibit A; (B) the Investor Member shall make a Capital Contribution in the amount of [$________], [and (C) the Company shall pay the Waterford Member [$__________] as the Cash Payment (as defined in the Contribution Agreement) allocated to the Deferred Property]. The Waterford Member and Investor Member shall make further Capital Contributions in accordance with the Capital Sharing Ratios applicable to the Development Assets in the amount required to pay all amounts due and payable under the terms of the Contribution Agreement, as well as all other Project Acquisition Costs, if any, to acquire the Deferred Property (subject to the Minority Interests) and to establish appropriate operating reserves and accounts for the Deferred Property, as determined by Investor Member and Waterford Member.

3.2.3        Upon a determination by the Members to require additional Capital Contributions, Managing Member shall issue a written notice of such determination and stating the amount of each Member’s Capital Contribution. Each Member shall make payment of its Capital Contribution within 15 Business Days after written notice of the call therefor, in the case where the aggregate Capital Contributions demanded of all Members are less than or equal to $100,000, and within 20 Business Days, in the case where the aggregate Capital Contributions demanded of all Members exceed $100,000. Capital Contributions (other than the initial Capital Contribution of Waterford Member as provided in Section 3.1) shall be made in cash unless otherwise agreed by each Member. Failure to make a Capital Contribution when required hereunder shall be a “Capital Contribution Default,” following which:

A.            distributions made in accordance with clauses 5.2.2 or 5.2.3, shall be amended to reflect the following deemed changes to the Members’ Capital Accounts and Capital Sharing Ratios:

i.      the non-defaulting Member shall be deemed to have made an additional Capital Contribution equal to one-half of the portion of the capital call that the defaulting Member failed to make (the “Defaulted Amount”), and

ii.     the non-defaulting Member’s Capital Account shall similarly be increased by one-half of the Defaulted Amount, and the Capital Sharing Ratio shall be recalculated on the basis of the revised Capital Account balances.

Notwithstanding the foregoing, for the purpose of further Capital Contributions, the defaulting Member shall nonetheless be required to make Capital Contributions at the initial Capital Sharing Ratio that existed prior to (and without giving effect to) any such deemed adjustment, and

B.           the provisions of Section 9.2 shall also apply.

3.2.4        If a Member or the Managing Member believes that there are insufficient Company resources available to meet the emergency expenditures of the Company, any Property or Owner Entity occasioned on account of imminent threats of property damage or personal injury or death, in order to remedy such emergency or casualty, it shall notify the other Members and provide details of the amounts required and the reasons therefor. The Members may thereafter agree but shall have no obligation to, contribute the additional capital as a Capital Contribution pursuant to the provisions of Section 3.2.1. If, for any reason, any Member is unwilling or unable to contribute its share of such additional capital, the other Member may loan to the Company the required amount as an advance to the Company (a “Member Loan”). Each such Member Loan shall be evidenced by a note of the Company bearing interest at the Member Loan Interest Rate and, if applicable, on-lent to the applicable Owner Entity on the same terms. Repayment of a Member Loan shall not be a distribution under Article 5. All outstanding Member Loans shall be repaid in full, together with all accrued interest, prior to any distribution to the Members.

3.3          Return of Capital; No Interest on Capital.    Except as expressly provided in this Agreement, no Member shall be entitled to the return of any or all of its Capital Contribution. Neither a Member’s Capital Account nor its Capital Contribution shall earn interest.

3.4          No Third-Party Beneficiary.    No creditor or other third party having dealings with the Company shall have the right to enforce the right or obligation of any Member to make Capital Contributions or to pursue any other right or remedy hereunder or at law or in equity, it being understood and agreed that the provisions of this Agreement shall be solely for the benefit of, and may be enforced solely by, the parties hereto and their respective successors and assigns. None of the rights or obligations of the Members herein set forth to make Capital Contributions to the Company shall be deemed an asset of the Company for any purpose by any creditor or other third party, nor may such rights or obligations be sold, transferred or assigned by the Company or pledged or encumbered by the Company to secure any debt or other obligation of the Company or of any of the Members.

3.5	Capital Accounts.

3.5.1       There shall be established for each Member on the books of the Company, as of the date hereof, a Capital Account, which shall be increased and decreased in the manner set forth herein.

3.5.2       “Capital Account” means, with respect to each Member, an account maintained for such Member on the Company’s books and records in accordance with the following provisions:

A.          To each Member’s Capital Account there shall be added (a) the amount of cash and the initial Gross Asset Value of any property contributed by such Member to the capital of the company, (b) such Member’s share of (i) Profits and (ii) any items in the nature of income or gain that are specially allocated pursuant to Article 6 and (c) the amount of any Company liabilities assumed by such Member or that are secured by any Company property distributed to such Member.

B.           From each Member’s Capital Account there shall be subtracted (a) the amount of (i) cash and (ii) the Gross Asset Value of any Company property distributed to such Member pursuant to any provision of this Agreement (other than amounts paid as interest or in repayment of principal on any loan by a Member to the Company), (b) such Member’s share of (i) Losses and (ii) any items in the nature of expenses or losses that are specially allocated pursuant to Article 6 and (c) the amount of any liabilities of such Member assumed by the Company or that are secured by any property contributed by such Member to the Company.

C.           In determining the amount of any liability for purposes of Sections 3.5.2.A and 3.5.2.B, there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and the Regulations.

D.           A Member who has more than one interest in the Company shall have a single Capital Account that reflects all such interests regardless of the class of interests owned by such Member and regardless of the time or manner in which such interests were acquired.

3.5.3        Adjustments to Capital Accounts in respect to Company income, gain, loss, deduction and non-deductible expenditures (or item thereof) shall be made with reference to the federal tax treatment of such items (and, in the case of book items, with reference to the federal tax treatment of the corresponding tax items) at the Company level, without regard to any requisite or elective tax treatment of such items at the Member level.

3.5.4        The provisions of this Section and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Sections 1.704-1(b) and 1.704-2 and shall be interpreted and applied in a manner consistent with such Regulations. In the event that Managing Member shall determine that it is prudent to modify the manner in which Capital Accounts, or any additions or subtractions thereto (including, adjustments relating to liabilities that are secured by contributed or distributed property or that are assumed by the Company or the Members), are computed in order to comply with such Regulations, Managing Member shall be entitled to make such modification, provided that it is not likely to have a material effect on the amounts distributable to any Member pursuant to Section 10.3 upon dissolution of the Company.

3.5.5         No adjustments shall be made to the Capital Account of any Member by reason of payment or receipt of any fees by it or any Affiliate pursuant to Article 4 hereof.

4.	MANAGEMENT OF THE COMPANY

4.1	Authority of Managing Member.

4.1.1         Managing Member shall conduct the day-to-day management of the Company and (subject to the consent, management and other rights of Minority Interest Holders) each Owner Entity in order to implement the purposes of the Company identified in Section 2.5, the applicable Business Plan, Operating Budget and all Major Decisions and other decisions of the Members that have then been made. Without limiting the generality of the foregoing, except to the extent that any of the following would constitute a Major Decision or otherwise require the consent of all Members under the terms hereof, Managing Member, acting in its reasonable discretion but without any requirement of any consent or approval from any other Member, shall have general responsibility for the following with respect to the Company and the Owner Entities:

A.          To implement all Major Decisions the Members have made;

B.           To employ, engage or contract with or dismiss from employment or engagement Persons to the extent deemed necessary by Managing Member for the operation and management of the Company business, including but not limited to, contractors, subcontractors, engineers, architects, surveyors, mechanics, consultants, accountants, investment bankers, underwriters, insurance brokers and others as contemplated by the Business Plan (it being understood that unless the Members shall unanimously agree otherwise, PriceWaterhouseCoopers shall provide general auditing services for the Company, as an expense of the Company, and KPMG shall provide Sarbanes-Oxley Act compliance control testing for the Company, at the request of Investor and as an expense of Investor); provided that the cost of any control established by the Company on the advice of KPMG or otherwise in accordance with the Sarbanes-Oxley Act shall be an expense of the Company;

C.           To acquire and enter into any contract of insurance contemplated by the Business Plan;

D.           To conduct banking transactions on behalf of the Company and the Owner Entities in the ordinary course of business;

E.            To demand, sue for, receive, and otherwise take steps to collect or recover all debts, rents, proceeds, interests, dividends, goods, chattels, income from property, damages and all other property, to which the Company or the Owner Entities may be entitled or that are or may become due to the Company or the Owner Entities from any Person in the ordinary course of business; to implement the decisions of the Members to commence, prosecute, enforce, defend, answer, oppose, contest and abandon all legal proceedings in which the Company or the Owner Entities is or may hereafter be interested; and to submit to arbitration any accounts, debts, claims, disputes and matters that may arise between the Company or the Owner Entities and any other Person;

F.           To take all reasonable measures necessary to ensure compliance by the Company or the Owner Entities with applicable agreements, and other contractual obligations and arrangements, entered into by the Company or the Owner Entities from time to time in accordance with the provisions of this Agreement, including periodic reports as required to be submitted to lenders;

G.          To maintain the Company’s and the Owner Entities’ books and records, which shall include, but not be limited to, separately tracking and accounting for the portion of Net Cash Flow that is attributable to each Property;

H.          To prepare and deliver, or cause to be prepared and delivered, all financial and other reports with respect to the operations of the Company and the Owner Entities and all federal and state tax returns and reports;

I.           To pay or reimburse any and all fees, costs and expenses incurred in the formation and organization of the Company;

J.          To do all acts that are necessary, customary or appropriate for the protection, maintenance, repair, operation and preservation of the Company’s assets;

K.         To establish and maintain any and all reserves, working capital accounts and other cash or similar balances in such amounts as the Members have determined;

L.          To enter into any Lease; and

M.         In general, to exercise all of the general rights, privileges and powers permitted to be exercised by the provisions of the Act.

4.1.2        Managing Member shall have the right, power and authority to execute documents on behalf of the Company and the Owner Entities to implement the Business Plan, and otherwise in the ordinary course of business. The signature of Managing Member shall be sufficient to bind the Company. Notwithstanding the foregoing, if requested in writing by Managing Member, each Member shall execute and deliver those documents deemed necessary or desirable by Managing Member in order to carry out the provisions of this Agreement. The exercise of any of the rights or powers of the Member pursuant to the terms of this Agreement shall not be deemed to be taking part in the affairs of the Company or the exercise of control over the affairs of the Company.

4.1.3       Managing Member shall provide to the Non-Managing Members, promptly following receipt, copies of all material notices from any Person and copies of all notices from any government or judicial body.

4.1.4       Managing Member shall implement and enforce an anti-money laundering policy and a program of compliance with the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, Public Law 107-56 (October 26, 2001) as the same may be amended from time to time, and corresponding provisions of future laws (the “Patriot Act”).

4.1.5       Managing Member agrees to use good faith, reasonable efforts to operate and cause each Owner Entity to operate each Property as a quality hotel (with ancillary retail components) pursuant to commercially reasonable conditions and standards in accordance with the purposes of the Company identified in Section 2.5 and the applicable Business Plan and Operating Budget.

4.2	Restriction of Managing Member’s Authority.

4.2.1         Notwithstanding the foregoing provisions of Section 4.1, except as otherwise (i.e., other than in Section 4.1) expressly permitted by this Agreement, Managing Member agrees that it will not take any actions within the scope of a Major Decision or any other decision expressly reserved to the Non-Managing Members hereunder without the prior written consent of all Non-Managing Members. In addition to any other matter designated herein as a Major Decision, Major Decisions also shall include the following:

A.         Admit any new Member to the Company or issue additional Membership Interests (other than as provided in Section 8.1).

B.          Cause the Company to merge with or into any other entity.

C.          Engage in any business unrelated to the Property, or own any assets other than those related to the Property or otherwise in furtherance of the purposes of the Company.

D.          Amend this Agreement or the governing documents of any Owner Entity, except as otherwise provided in Article 14.

E.           Sell or lease any Property or any portion thereof to an Affiliate of Managing Member, except pursuant to a Lease or as provided in Article 12 or Article 13.

F.           Dissolve or liquidate the Company (except as otherwise provided in Article 10), unless required by law.

All Major Decisions and actions on the matters set forth in Section 4.2.1 (and all other matters requiring the consent of the Members hereunder) shall require written notice to all Members issued by the Managing Member or any Member. Managing Member shall cause written minutes to be prepared of all actions taken by the decision of the Members with respect to Major Decisions or other matters requiring the consent of the Members hereunder, whether by formal meeting, telephonic meeting or otherwise.

4.2.2       If, within five days of such notice, the Members cannot agree on a Major Decision, any Member may issue a written notice (the “Major Dispute Notice”). In order to be effective, any Major Dispute Notice must contain a description of the Major Decision on which the Members have been unable to agree and must contain the following language typed in BOLD PRINT on the face of the Major Dispute Notice:

THIS NOTICE IS GIVEN PURSUANT TO THE LIMITED LIABILITY COMPANY AGREEMENT OF MYSTIC PARTNERS, LLC (THE “AGREEMENT”) IN ORDER TO ADVISE A MEMBER THAT A MAJOR DISPUTE WILL EXIST UNDER THE AGREEMENT UNLESS THE MEMBERS ARE ABLE TO AGREE WITHIN 30 DAYS WITH RESPECT TO THE MATTERS SET FORTH IN THIS NOTICE.

The Members shall in good faith meet to discuss and resolve the Major Decision in question. If, within 30 days of the delivery of a Major Dispute Notice, the Members are still unable to agree on the Major Decision in question, then there shall exist a Major Dispute hereunder.

4.3           Budgeting and Business Plan. On or before November 15 of each year, Managing Member shall prepare and submit to the other Member with respect to the upcoming calendar year a draft:

4.3.1    operating budget (the “Operating Budget”) for the Company and the Owner Entities (subject to any approval rights of the Minority Interest Holders in respect of the Part Owned Properties), setting forth by line item the estimated rents, revenues and other receipts of the Company and the Owner Entities, and the operating expenses and capital items for the Company and each Owner Entity, including anticipated reserves; and

4.3.2     business plan (the “Business Plan”) for the Company, in light of the Operating Budget, setting forth an executive summary outlining the business strategy and budgeted and forecasted financial information for the upcoming period, and containing a comprehensive statement setting forth the overall plan for the business of the Company, including proposed financings and refinancings, development or redevelopment.

Any reference in this Agreement to an “approved Operating Budget” and “approved Business Plan” means an Operating Budget or Business Plan, respectively, as unanimously approved by the Members in accordance with this Section, as the same may be subsequently amended from time to time by the Members in accordance with Section 4.2. In preparing and approving each Operating Budget and Business Plan and any revisions or amendments thereto, Managing Member will consider, among other things, the previous year’s experience, current and projected market conditions and anticipated future needs in light of such projections. Waterford Member and Investor Member will promptly consider any proposed annual Business Plan and Operating Budget or amendment thereto. The failure of Waterford Member and Investor Member to approve unanimously an annual Operating Budget and Business Plan within 30 days after its presentation to them will constitute a Major Dispute under Section 4.2.3; however, the Members shall work in good faith to approve an Operating Budget and Business Plan in order to avoid a Major Dispute. Upon approval and adoption of an Operating Budget and Business Plan, the previously effective annual Operating Budget and Business Plan shall be completely superseded and no longer effective.

If an annual Operating Budget or Business Plan has not been approved unanimously in accordance with this Section with respect to any fiscal year by the start of the fiscal year, then annual the Operating Budget or Business Plan, as applicable, in effect for the immediately preceding Fiscal Year (the “Old Plans”) will (subject to the proviso at the end of this sentence) serve as the interim annual Operating Budget and/or Business Plan until a new annual Operating Budget and Business Plan is so approved (if at all); provided, however, that the Old Plans will be deemed to include all items that have been agreed upon and, with respect to each Operating Budget or line item thereof that has not been approved by the Members, a corresponding Operating Budget or line item that: (A) is based on the Operating Budget or particular line item thereof, for the then current fiscal year (inflation adjusted) and (B) reflects increases in amounts payable with respect to Non-Discretionary Expenses. Attached hereto as Exhibit 4.3 are the agreed Business Plan and Operating Budget for the remainder of calendar year 2005.

In addition, Managing Manager or any Member may from time to time present proposed amendments to the annual Business Plan to Members for approval.

4.4           Managing Member’s Time and Effort; Conflicts.    Managing Member and Tax Matters Member shall devote whatever time, effort and skill as is reasonably required to fulfill their respective obligations under this Agreement. Except as provided in Section 4.5, each Member may engage in any business or activity, including those that may conflict or compete with the Company (“Conflicting Activity”), and any such Member shall not be required to offer any opportunity in any business or activity to such Persons or otherwise provide compensation to such Persons therefor.

4.5	Competitive Ventures.

4.5.1          Each Member agrees that neither it nor its Affiliates will develop, purchase, own or manage any competitive hotel (other than a Property or other hotels in respect of which any Member has undertaken any planning or development activity, or that is owned, operated by any Member or their respective Affiliates, as of the date hereof) within a five-mile radius of any of the Properties (a “Competitive Venture”) unless, with respect to each such Competitive Venture, the acquiring or developing party has offered to the other Member hereunder the right to participate in the ownership, development and management of such property on terms substantially similar to the terms available to the offering Member, at the rate of 66.7% Investor Member participation/ 33.3% Waterford Member participation, in the case of a Competitive Venture located within five miles of a Stabilized Asset, and at the rate of 50% Investor Member participation/50% Waterford Member participation, in the case of a Competitive Venture located within five miles of a Development Asset, together, in each case, with a management agreement with Property Manager in the form incorporated herein by reference. If the proposed Competitive Venture is within five miles of both a Development Asset and a Stabilized Asset, the participation percentage shall be determined by the nearest asset.

4.5.2        The Member seeking to develop, purchase, own or manage a Competitive Venture shall submit to the other Member, in confidence, each of the following (to the extent that each such item is applicable and available, given the nature of the proposed Competitive Venture) (the “Venture Package”):

A.       a description of the Competitive Venture and of the real property to be purchased or otherwise acquired, including survey and title information if available;

B.        financial projections with respect to the Competitive Venture for a minimum of five years, and, in the case of an acquisition, historical financial statements with for a minimum of three years, to the extent available; such financial statements to include projected operating statements, and a before- and after-tax calculation (based upon a pro forma tax rate) of (i) the projected internal rate of return to be derived from the proposed investment in the Competitive Venture, and (ii) the unleveraged yield on cost to be derived from the Competitive Venture;

C.         a detailed, itemized acquisition and, if applicable, initial development budget containing all line items customary for a commercial development or redevelopment and development schedule with respect to any proposed construction or redevelopment of the Competitive Venture, which budget shall, among other items, estimate all costs of development and the aggregate equity investment and the approximate schedule upon which such funds are to be contributed;

D.         a summary of the terms of any financing arrangements proposed in connection with the Competitive Venture and copies of all commitments and financing documents then available;

E.          a summary of the terms of any management arrangements proposed in connection with the Competitive Venture and copies of the following to the extent available: all commitments, term sheets, management agreements and other documents either executed or proposed with a property manager and information about the financial strength, background, experience and qualifications of any such proposed property manager;

F.           a summary of the terms of any proposed arrangements with any proposed investor in connection with the Competitive Venture and copies of the following to the extent then available: all commitments, term sheets, management agreements, development agreements, operating/joint venture agreement and other documents either executed or proposed with such investor and information about the financial strength, background, experience and qualifications of any such proposed investor;

G.           copies of any acquisition agreement, construction contract, architect’s agreements, proposed lease form, or other documents either executed or proposed in connection with the Competitive Venture;

H.          detailed market information, including an overview of all existing and proposed competitive properties and identifying sales/operating results of comparable properties over the most recent three-year period;

I.            structural engineering reports and environmental reports with respect to the Competitive Venture if then available, provided, however, that if either structural engineering reports or environmental reports, or both, are not then available for such Project, the offeree Member may condition its investment in such Competitive Venture on its receipt and review of such report or reports and approval thereof;

J.           information about zoning or other permitting issues applicable to the Competitive Venture, if any; and

K.          such other information and documentation as the Member shall reasonably request in connection with its review of the proposed Competitive Venture.

The offeree Member shall have 20 days in which to review the Venture Package and determine whether to participate in the Competitive Venture. If the offeree Member does not agree to participate within such 20 day period, the other Member may proceed with the Competitive Venture for its own account or with others.

4.6	Indemnification.

4.6.1       Managing Member and Tax Matters Member, and all agents acting on their or the Company’s behalf, shall not be liable, responsible, or accountable, in damages or otherwise, to the Members or the Company for doing any act or failing to do any act, the effect of which may cause or result in loss or damage to the Company or the other Member save and except that which arises from Managing Member’s or Tax Matters Member’s fraud, willful misconduct, breach of fiduciary duty or material and willful breach of their covenants and obligations under this Agreement. The Company shall indemnify, protect and hold each Member and any such agent harmless against all claims, expenses (including reasonable attorneys’ fees), losses, penalties and liability whatsoever by reason of any act performed or omitted to be performed by it in connection with the business of the Company, including reasonable attorneys’ fees incurred in connection with the defense of any action based on any such act or omission (which attorneys’ fees may be paid as incurred), except that such indemnification shall not apply with respect to a claim if and to the extent the claim is attributable to or caused by Managing Member’s or Tax Matters Member’s fraud, willful misconduct, breach of fiduciary duty or material and willful breach of its covenants and obligations under this Agreement.

4.6.2       In the event that any existing or future lender requires a nonrecourse carveout guaranty, each Member agrees to give such a guaranty, subject to indemnity by the Company for all losses not caused by the indemnitee, and by the other Member for losses caused by it. In the event that any obligations of the Company must be undertaken by the Members on a joint and several basis or if, under any other circumstances, a demand is made of a Member with respect to an obligation or liability of the Company (other than obligations and liabilities caused by the intentional act, willful misconduct or gross negligence of either Member), each Member shall make a mandatory capital contribution (and the proceeds there of shall be immediately disbursed to the Member(s) who have made any disbursement pursuant to such demand) so that the Members bear such liability according to their Capital Sharing Ratios.

4.7           Certificates and Instruments.    Each Member covenants and agrees that it will, within 5 days following request by the other Member:

4.7.1       execute, swear to, acknowledge and/or deliver (A) all certificates and other instruments and all amendments of this Agreement that Managing Member reasonably deems appropriate or necessary to form, qualify, or continue the qualification of, the Company as a limited liability company in all jurisdictions in which the Company may conduct business or own the Property in accordance with this Agreement; (B) all instruments that Managing Member reasonably deems appropriate or necessary to reflect any amendment, change, modification or restatement of this Agreement properly made in accordance with Sections 14.3 and 14.4; (C) all conveyances and other instruments or documents that Managing Member reasonably deems appropriate or necessary to reflect, in accordance with this Agreement, the acquisition or disposition of all or any portion of any Property or Owner Entity, the admission or withdrawal of any Member and the dissolution and liquidation of the Company; and (D) all instruments relating to the admission or withdrawal of any Member pursuant to and in accordance with this Agreement; and

4.7.2     swear to, represent or acknowledge, confirm, or ratify that any vote, consent, approval, agreement or other action, which is made or given properly by the Member hereunder or is consistent with the terms of this Agreement has been made or given (whether or not such specific Member voted in favor thereof or consented thereto).

4.8           Management Cost Reimbursement.     The Company shall on demand reimburse all reasonable travel expenses and third party expenses incurred by Managing Member in connection with the business of the Company as contemplated hereunder and made pursuant to the Operating Budget and Business Plan. Furthermore, the Company shall reimburse Tax Matters Member for the reasonable cost of the services of its in-house accountants in connection with Owner Entity, Property or Company accounting. All expenses incurred with respect to any tax matter that does or may affect the Company, including but not limited to expenses incurred by Waterford Member acting in its capacity as Tax Matters Member in connection with Company-level administrative or judicial tax proceedings, shall be paid out of Company assets, whether or not included in an annual Business Plan.

4.9           Leases.     Each Owner Entity, as landlord, shall enter into a Lease with a Lessee, as tenant, to lease, operate and manage the Property owned by such Owner Entity, such lease transactions to be structured so as to preserve, to the extent possible, the economic results that would otherwise pertain hereunder. The Owner Entity Operating Agreements and all financing arrangements and contracts entered into by an Owner Entity shall permit such Leases and related transactions.

4.10         Asset Management Fee.     Pursuant to certain Asset Management Agreements to be entered into by the Owner Entities or the Property Manager and Investor Member (the “Asset Manager”), the Asset Manager shall be paid an asset management fee (the “Asset Management Fee”) in the amount in the amount of 1% of Operating Revenues, with respect to the Stabilized Assets, and 0.25% of Operating Revenues, with respect to Development Assets. The Asset Management Fee shall be payable monthly in arrears, based on Property Manager’s estimate of Operating Revenues for the month then expiring, and shall reflect, in each monthly payment, Property Manager’s reconciliation of the estimated Operating Revenues for the prior calendar month against the actual, final Operating Revenues for that period. The parties acknowledge and agree that the Asset Management Fee shall be treated as a guaranteed payment pursuant to Code Section 707(c).

4.11	Property Management.

4.11.1      Each Lessee shall enter into a separate management agreement substantially in the form attached hereto as Exhibit 4.8 (the “Management Agreements”) with a property manager (the “Property Manager”). Waterford Hotel Group, Inc., an Affiliate of Waterford Member, shall be the initial Property Manager, unless and until such Person ceases to be the property manager pursuant to the Management Agreement. The Property Manager is not required to be a Member of the Company; provided, however, that Investor Member shall have the right to remove the initial Property Manager as Property Manager (a) in the event that Waterford Member shall cease to be a Member, (b) in the event that Waterford Hotel Group, Inc. is no longer an Affiliate of Waterford Member, (c) for Cause or (d) if a Removal Event occurs, and in the case of event (c) or (d), Investor Member shall have the sole right to designate a replacement Property Manager. Under each Management Agreement, Property Manager shall provide property management services for each Property and the Owner Entities for a management fee (the “Management Fee”) in the amount contemplated by the Management Agreement except that, with respect to the Properties known as Dunkin Donuts, Southington and Residence Inn, Southington, the nominal base management fee shall be 4% of Gross Revenue (as defined in the Management Agreements) and the Manager shall be directed (and shall agree) to remit a portion of such fee (in the amount of 1% of Operating Revenues) to the Owner Entity, to be applied to the Asset Management Fee. In addition, the Lessees shall pay any sales tax due and payable in connection with the foregoing goods and services, as provided in the Management Agreements. The Management Fee shall be calculated on a Property-by-Property basis, with the intent that any Minority Interest Holders bear their ratable share of the Management Fee with respect to any Part Owned Property.

4.11.2       Subject to any present or future requirements of any lender to the Company or an Owner Entity, the Management Agreements shall instruct the Property Manager and delegate to the Property Manager the authority to:

A.        collect Gross Revenue and other revenues of the Property,

B.         deposit such funds into operating accounts (each such account, an “Operating Account”) in each Lessee’s name and in respect of which the Property Manager and Managing Member shall have check-writing authority;

C.         withdraw from such Operating Account to pay Operating Expenses that are then due and payable and that are contemplated by the Business Plan or Operating Budget or approved by all Members (subject in the case of Part Owned Properties to the rights and obligations of the Minority Interest Holders);

D.         pay from such Operating Account the Asset Management Fee and the Management Fee; and

E.          remit monthly on the last Business Day of the month from such Operating Account to a separate account designated by the Managing Member (and in respect of which Property Manager shall have no withdrawal authority) all remaining Operating Account funds, but only to the extent the foregoing exceed the Working Capital (hereinafter defined) for the upcoming calendar month. “Working Capital” for any calendar month means the amount equal to the result (but only if such result is a positive number) of (i) the projected Operating Expenses contemplated to be paid, (ii) minus projected Operating Revenues contemplated to be received in the following month, (iii) plus reserves established or required to be established or funded during the relevant time period in accordance with the terms of this Agreement, (iv) minus cash on hand and reserves on hand and available for the purpose of the payment of expenses enumerated in clause (i), above, (v) plus any operating shortfalls that Property Manager reasonably expects to incur in the upcoming calendar quarter, based on the historic seasonality of occupancy rates.

4.11.3     The Management Agreement shall be expressly subject to this Agreement. The Management Agreement shall have an initial term of five years and shall thereafter be renewable by Manager for two terms of five years, each.

5.	DISTRIBUTIONS

5.1           Distributions Generally.      Distributions of Company assets shall be made only in accordance with this Article and Article 10.

5.2	Distributions of Net Cash Flow and Capital Proceeds.

                5.2.1        From time to time, but not less often than annually with respect to Net Cash Flow and within 30 days after a Capital Transaction with respect to Capital Proceeds, Managing Member shall determine the amount, if any, of Distributable Funds (hereinafter defined) available for distribution to Members in accordance with this Section. Distributable Funds shall then be distributed to the Members in accordance with the provisions of this Article. “Distributable Funds” shall mean Net Cash Flow on hand (after repayment of any outstanding Member Loans) and Capital Proceeds actually received.

5.2.2        Distributable Funds with respect to any Property constituting Net Cash Flow shall be distributed to the Members in the following order of priority:

A.      first, to Investor Class A Member and Investor Class B Member (in proportion to the relative Capital Sharing Ratios as between the Investor Class A Member and Investor Class B Member) in the amount of any unpaid balance in that Member’s Preferred Return Account with respect to all Property;

B.      then, to Waterford Member in the amount of any unpaid balance in that Member’s Preferred Return Account with respect to all Property; and

C.      any excess, to the Members in accordance with their Residual Sharing Ratios with respect to such Property.

Notwithstanding the foregoing, distributions pursuant to Sections 5.2.2.A and 5.2.2.B, shall be made only to the extent such unreturned balance has accrued during the Fiscal Year in which such distribution is made, it being understood that for the purposes of this Section 5.2, only, each Member’s Preferred Return Account balance shall be deemed to be $0 at the commencement of each Fiscal Year, regardless of all amounts distributed in, or Preferred Return Account balances accrued with respect to, prior periods.

5.2.3       Distributable Funds with respect to any Property constituting Capital Proceeds shall be distributed to the Members in the following order of priority:

A.     first, to Investor Class A Member or Investor Class B Member, as appropriate, the return of its Capital Contributions in respect of such Property;

B.      then, to Waterford Class Member, the return of its Capital Contributions in respect of such Property;

C.      then, to Investor Class A Member or Investor Class B Member, in the amount of 8.5% multiplied by the Capital Contributions made by such Member, attributed solely to the Property generating the relevant Capital Proceeds and calculated without regard to distributions made in accordance with Section 5.2.2;

D.     then, to Waterford Member, in the amount of 8.5% multiplied by the Capital Contributions made by such Member, attributed solely to the Property generating the relevant Capital Proceeds and calculated without regard to distributions made in accordance with Section 5.2.2; and

E.       last, to the Members in accordance with their Residual Sharing Ratios.

5.2.4       Investor Member and Waterford Member (acting together) shall determine using reasonable judgment whether, and to what extent, Net Cash Flow and Capital Proceeds shall be distributed or shall be set aside and retained in a working capital reserve or capital expenditure reserve, or reserves for funds to be used for the payment or reduction of any Company or Owner Entity indebtedness. At such time as the Net Cash Flow is finally determined with respect to a Company fiscal year, the Company shall distribute to the Members in accordance with Section 5.2.2, the Members’ respective undistributed shares, if any, of the Company’s actual Net Cash Flow for such fiscal year, and if advance distributions to a Member exceed such Member’s distributable share of such actual Net Cash Flow for such fiscal year, as finally determined, such Member shall immediately repay to the Company the amount of such excess, and any amounts not so repaid by a Member may be deducted from the next distributions of Net Cash Flow or Capital Proceeds distributable to such Member.

5.2.5        Notwithstanding the foregoing, the Company shall make cash distributions to the Members out of Net Cash Flow in amounts intended to enable (and at such times as necessary to enable) the Members to discharge their United States federal, state and local income tax liabilities arising from the allocations made pursuant to Article 6 (a “Tax Liability Distribution”). The amount of any such Tax Liability Distribution shall be determined by Managing Member in its discretion, taking into account (a) the maximum combined United States and [Connecticut] tax rate applicable to individuals or corporations (whichever is higher) on ordinary income and net short-term capital gain or on net long-term capital gain, as applicable, and taking into account the deductibility of state and local income taxes for United States federal income tax purposes (and the deductibility of local income taxes for state income tax purposes, if applicable), and (b) the amounts so allocated pursuant to Article 6 to each Member, and otherwise based on such reasonable assumptions as Managing Member determines in good faith to be appropriate. Tax Liability Distributions shall be made to the Members pro rata in accordance with their respective allocation of the corresponding item(s) of gain or income, and shall be treated as advances with respect to amounts otherwise to be received by such Members pursuant to this Section 5.2.

5.2.6     Notwithstanding the provisions of Sections 5.2.2 to the contrary, any Incentive Fees (as defined in the Management Agreement) payable to the Property Manager in accordance with the terms of the Management Agreement shall be paid to Manager immediately prior to distributions under Sections 5.2.2.C. [PAYMENT AND PAYMENT MECHANISM TO BE REVISED TO CONFORM WITH STRUCTURE, AS AGREED BY THE PARTIES IN GOOD FAITH.]

5.3           Distributions Upon Final Liquidation.    Upon a final liquidation of the Company in accordance with Article 10, all of the Company’s assets shall be distributed as set forth in Section 10.3.

5.4           The Right to Withhold.    The Company shall withhold from any distribution such amounts as are required to be withheld by the laws of any taxing jurisdiction (or shall pay on behalf of or with respect to such Member any taxes that Managing Member or Tax Matters Member determines that the Company is required to pay with respect to any amount allocable to such Member pursuant to this Agreement). Such withheld amounts shall be treated as amounts distributed to the respective Members on whose account the withholding was imposed. Any amount paid on behalf of or with respect to a Member pursuant to this Section 5.4 shall constitute a loan by the Company to such Member, which loan such Member shall repay within 15 days after notice from the Company that such payment must be made unless (i) the Company withholds such payment from a distribution that would otherwise be made to the Member or (ii) all Members jointly determine that such payment may be satisfied out of Net Cash Flow that would, but for such payment, be distributed to the Member. Each Member hereby unconditionally and irrevocably grants to the Company a security interest in such Member's obligation to pay to the Company any amounts required to be paid pursuant to this Section 5.4. Any amounts payable by a Member hereunder shall bear interest at the prime rate as published from time to time in the Wall Street Journal (but not higher than the maximum lawful rate from the time such amount is due (i.e., 15 days after demand) until such amount is paid in full. Each Member shall take such actions as the Company shall request in order to perfect or enforce the security interest created hereunder. A Member's obligation hereunder shall survive the dissolution, liquidation or winding up of the Company.

6.	ALLOCATIONS

6.1           In General.      Profits and Losses of the Company shall be determined and allocated with respect to each fiscal year of the Company as of the end of such year, and at such times as the Gross Asset Value of any asset is adjusted pursuant to the definition of Gross Asset Value. Subject to the other provisions of this Article, an allocation to a Member of a share of Profits or Losses shall be treated as an allocation of the same share of each item of income, gain, loss and deduction that is taken into account in computing Profits or Losses.

6.2            Allocations.      Except as otherwise provided in this Article, Profits and Losses of the Company shall be allocated for each fiscal year or other period to the Members such that the positive balance of the Adjusted Capital Account of each Member immediately following such allocation is, as closely as possible, equal (proportionately) to the amount of the distributions that would be made to such Member pursuant to Section 5.2.3 if the Company were dissolved, its affairs wound up and all of its assets sold for an amount equal to their Gross Asset Value, all Company liabilities were satisfied (limited with respect to each nonrecourse liability to the Gross Asset Value of the assets securing such liability) and the remaining cash was distributed in accordance with the priority set forth in Section 5.2.3.

6.3           Limitation on Allocation of Losses.      The Losses allocated to any Member pursuant to Section 6.2 shall not exceed the maximum amount of Losses that can be so allocated without causing such Member to have an Adjusted Capital Account Deficit at the end of any fiscal year. All Losses in excess of the limitation set forth in this Section 6.3 shall be allocated to the other Members, pro rata to the allocation of other Losses to such Members, subject to the limitations of this Section 6.3.

6.4          Additional Allocation Provisions.     Notwithstanding the foregoing provisions of this Article (other than Section 6.3), the special allocations required by this Section 6.4 shall be made in the following order of priority:

6.4.1	Regulatory Allocations.

A.      If there is a net decrease in Company Minimum Gain or Member Minimum Gain during any fiscal year, the Members shall be allocated items of Company income and gain for such year (and, if necessary, for subsequent years) in accordance with Treasury Regulation Section 1.704-2(f) or Section 1.704-2(i)(4), as applicable. It is intended that this Section 6.4.1.A qualify and be construed as a “minimum gain chargeback” and a “chargeback of member nonrecourse debt minimum gain” within the meaning of such Regulations, which shall be controlling in the event of a conflict between such Regulations and this Section 6.4.1.A.

B.      Any Member Nonrecourse Deductions for any fiscal year shall be specially allocated to the Member(s) who bear the economic risk of loss with respect to the Member Nonrecourse Debt to which such deductions are attributable.

C.      If any Member unexpectedly receives an adjustment, allocation or distribution described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of Company income and gain shall be allocated, in accordance with Treasury Regulation Section 1.704-1(b)(2)(ii)(d), to the Member in an amount and manner sufficient to eliminate, to the extent required by such Regulation, the Adjusted Capital Account Deficit of the Member as quickly as possible. It is intended that this Section 6.4.1.C qualify and be construed as a “qualified income offset” within the meaning of Treasury Regulation 1.704-1(b)(2)(ii)(d), which shall be controlling in the event of a conflict between such Regulation and this Section 6.4.1.C.

6.4.2       The allocations set forth in Section 6.3, Sections 6.4.1.A, B and C (the “Regulatory Allocations”) are intended to comply with certain regulatory requirements, including, the requirements of Treasury Regulation Sections 1.704-1(b) and 1.704-2. Notwithstanding the provisions of Section 6.2, the Regulatory Allocations shall be taken into account in allocating other items of income, gain, loss and deduction among the Members so that, to the extent possible, the net amount of such allocations of other items and the Regulatory Allocations to each Member shall be equal to the net amount that would have been allocated to each such Member if the Regulatory Allocations had not occurred.

6.4.3     For purposes of determining a Member’s proportional share of the Company’s “excess nonrecourse liabilities” with respect to any Property within the meaning of Treasury Regulations Section 1.752-3(a)(3), each Member’s interest in Profits shall be such Member’s Capital Sharing Ratio with respect to such Property.

6.4.4     In the event that the Code or any Treasury Regulations promulgated thereunder require allocations of items of income, gain, loss, deduction or credit different from those set forth in this Agreement, upon the advice of the Company’s counsel or accountants, Managing Member is hereby authorized to make new allocations in reliance upon the Code, the Treasury Regulations and such advice of the Company’s counsel or accountants, such new allocations shall be deemed to be made pursuant to the fiduciary obligation of Managing Member to the Company and the Non-Managing Members, and no such new allocation shall give rise to any claim or cause of action by any Non-Managing Member.

6.4.5     Notwithstanding the foregoing provisions of this Article 6, income, gain, loss and deduction with respect to property contributed to the Company by a Member shall be allocated among the Members, pursuant to Regulations Section 1.704-3(b), so as to take account of the variation, if any, between the adjusted basis of such property to the Company and its initial Gross Asset Value (computed in accordance with the definition of Gross Asset Value). In the event the Gross Asset Value of any Company asset is adjusted pursuant to clause B of the definition thereof, subsequent allocations of income, gain, loss and deduction with respect to such asset shall take account of the variation, if any, between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the applicable Regulations, consistent with the requirements of Section 1.704-1(b)(2)(iv)(g) of the Regulations. Allocations pursuant to this Section 6.4.5 are solely for purposes of federal, state and local income taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Profits, Losses, other tax items or distributions pursuant to any provision of this Agreement.

7.	BOOKS AND RECORDS; ACCOUNTING; TAX ELECTIONS

7.1          Company Books. Managing Member shall maintain the books of the Company, for financial reporting purposes, on an accrual basis in accordance with generally accepted accounting principles. Managing Member shall make all decisions as to accounting matters in its reasonable judgment, other than those that would constitute Major Decisions or that are contemplated to be made by Tax Matters Member hereunder. Managing Member shall establish appropriate procedures (which procedures shall be reasonably acceptable to Non-Managing Member) to track Net Cash Flow and Capital Proceeds with respect to each Property, in order to attribute income and distributions among the Development Assets and the Stabilized Assets, for the purpose of distributions pursuant to Sections 5.2.2. and 5.2.3. and the other provisions of this Agreement. Managing Member shall make allocations in accordance with such procedure.

7.2          Records.     Managing Member shall keep at the Company’s office the following Company documents:

7.2.1      a current list of the full name and last known business or residence address of each Member, together with the Capital Contribution, Capital Sharing Ratio and Membership Interest of each Member;

7.2.2      copies of all certificates evidencing membership interests and executed copies of any powers of attorney pursuant to which other filings have been made;

7.2.3      copies of the Company’s federal, state, and local income tax or information returns and reports, if any, for the six most recent tax years;

7.2.4      copies of this Agreement and all amendments to this Agreement and all other agreements to which the Company or an Owner Entity is party;

7.2.5      financial statements of the Company for the six most recent tax years; and

7.2.6      the Company’s books and records as they relate to the internal affairs of the Company for the current and past three tax years.

On reasonable advance notice to Managing Member, any Member (or an authorized representative thereof) shall have the right to inspect, examine and make photocopies or extracts from any of the foregoing at the offices of the Company, and to meet with the Persons responsible for preparing any of the foregoing.

7.3           Company Tax Elections; Tax Controversies. Waterford Member (in such capacity, “Tax Matters Member”) is hereby designated as the “Tax Matters Partner” pursuant to the requirements of Section 6231(a)(7) of the Code.

7.3.1     The Tax Matters Member shall promptly deliver to each Member copies of all written Tax Correspondence and shall promptly advise each Member of the content of any substantive verbal Tax Correspondence. The Tax Matters Member shall use all reasonable efforts to provide each Member and its attorneys the opportunity to attend any such conversations, and shall keep each Member advised of all developments with respect to any proposed adjustments that come to the Tax Matters Member’s attention. In addition, the Tax Matters Member shall (x) provide to each Member draft copies of any substantive correspondence or filing to be submitted by the Tax Matters Member to the IRS (or other taxing authority), including, with respect to any Tax Contest (a “Written Submission”), at least 14 business days prior to the date the Written Submission is required to be submitted, (y) shall consider in good faith changes or comments to the Written Submission requested by other Members, and shall consult with such other Members with respect to such changes and comments, and (z) shall provide to each Member a final copy of the Written Submission. The Tax Matters Member shall provide each Member with notice reasonably in advance of any scheduled meetings or conferences (including telephone conferences) with respect to any scheduled meetings or conferences. The Tax Matters Member will take such reasonable actions, including providing powers of attorney, as may be necessary, for each Member and its counsel to attend such meetings and conferences. Each Member shall provide the Tax Matters Member with written comments to drafts of Written Submissions delivered pursuant to this Section 7.3.1 within 7 business days of receipt of such drafts.

7.3.2        The Tax Matters Member agrees that it will not take the following actions without each Member’s consent (such consent not to be unreasonably withheld):

A.     Settling or proposing a settlement with the IRS regarding a Tax Contest;

B.     Terminating an extension of the statute of limitations regarding the Company’s tax year;

C.     Seeking technical advice or otherwise involving IRS personnel outside the audit team or using procedures outside the normal audit procedures with respect to a Tax Contest; and

D.     If a Tax Contest results in a deficiency, choosing the forum for appeals or litigation, and settling or proposing a settlement for such a controversy.

7.3.3       At the Company’s expense, the Managing Member shall cause Price Waterhouse Coopers (or such other accounting firm mutually acceptable to the Members) to prepare the Federal income tax returns for the Company and all other tax and information returns of the Company, including state and local tax returns. Managing Member may extend the time for filing any such tax returns as provided for under applicable statutes. At least 30 days prior to filing the Federal and state income tax returns and information returns of the Company, Managing Member shall deliver to the members for their review a copy of the Company’s Federal and state income tax returns and information returns in the form proposed to be filed for each Taxable Year, and shall incorporate all reasonable changes or comments to such proposed tax returns and information returns requested by Members at least ten days prior to the filing date for such returns. After taking into account any such requests changes as described above, Managing Member shall cause the Company to timely file, taking into account any applicable extensions, such tax returns. Within 20 days after filing such Federal and state income tax returns and information returns of the Company, Managing Member shall cause the Company to deliver to each Member a copy of the Company’s Federal and state income tax returns and information returns as filed for each Taxable Year, together with any additional tax-related information in the possession of the Company that such Member may reasonably and timely request in order to properly prepare its own income tax returns.

7.3.4      To the extent that the Company may, or is required to, make elections for Federal, state or local income or other tax purposes, such elections shall be made by the Managing Member with the consent of each Member; provided that if requested by any Member, Managing Member shall make a Section 754 election.

7.4          Fiscal Year.    The fiscal year of the Company shall be the calendar year, unless otherwise required by the Code or determined by the Members.

7.5          Financial Reports. Managing Member shall prepare or cause to be prepared and shall furnish each Member as specified below or otherwise as soon as practicable the following (at the expense of the Company):

7.5.1      On or before March 31 of each calendar year, for the preceding year, the following: all information necessary for the preparation by each Member of its federal income tax return as to the Company’s income, gains, losses, deductions or credits and the allocations thereof to each Member, including a Schedule K-1 (or any other comparable form subsequently required by the Internal Revenue Service), and a copy of the federal income tax return of the Company, and any state or local income tax return required for the Company;

7.5.2      Within 30 days after the end of each fiscal quarter, for each Property, quarterly unaudited profit and loss statements, balance sheets and related statements of retained earnings and cash flow (which unaudited statements shall be, to Managing Member’s best knowledge, true, correct and complete) and comparing the results of operations of each Property for such quarter and for the year to date to the Operating Budget;

7.5.3      Monthly, such additional reporting as Investor Member may reasonably request;

7.5.4      Within 30 days after the end of each fiscal quarter, a summary of each Member’s Capital Contributions to date plus each Member’s share of approved but unfunded Capital Contributions; and

7.5.5      Within 90 days after the end of each fiscal year, annual audited financial statements.

7.6           REIT Status.    The Members, upon receipt of written notice of any act or omission that adversely affects the ability of Hersha Hospitality Trust to qualify as a real estate investment trust (“REIT”) under Section 856 of the Code or subjects Investor Member to any additional taxes under the Code, will use their commercially reasonable best efforts to take such action, or cause the Company and the Owner Entities to take such action, or refrain from taking any action, in each case as requested by Investor Member to ensure continued qualification of Hersha Hospitality Trust as a REIT and avoid the imposition of additional taxes under the Code.

8.	TRANSFERS AND ENCUMBRANCES OF COMPANY INTERESTS

8.1          Restricted Transfers and Encumbrances.    Except with the consent of the other Members, and other than as expressly provided herein, no Member may directly or indirectly Transfer all or any portion of its Membership Interest (or any right to receive distributions), nor grant or permit an Encumbrance of all or any portion of or any interest in its Membership Interest. Any purported Transfer or Encumbrance of any Membership Interest (except as expressly permitted or consented to by all other Members as aforesaid) shall be null and void. In addition, any (1) Change in Control of Waterford Member or of any Controlling Affiliate of Waterford Member or (2) disposition of any interest, direct or indirect, in Waterford Member or any Controlling Affiliate of Waterford Member shall be subject to the approval of Investor Member, which approval may be given, withheld or made subject to conditions determined by Investor Member. Notwithstanding the foregoing, for the purpose of the restrictions contained in this Article,

8.1.1     Transfers of interests in Waterford Member (a) among Persons who hold a direct or indirect equity interest in Waterford Member as of the date hereof or who hereafter acquire an interest in accordance with the terms hereof (but with respect to transfers by or to Persons who acquire an interest after the date hereof, the allocation of ownership interests resulting from such transfers shall in no event exceed 49% of the voting ownership interest of the Company, as provided in clause (d), below), (b) by any of the foregoing to a personal trust established for estate planning or tax reasons, (c) by any of the foregoing to their immediate family members or (d) to other Persons in one or more transactions in amounts aggregating not more than 49% of the total voting ownership interest of Waterford Member, shall not be restricted or require any consent hereunder;

8.1.2     Transfers of direct or indirect interests in Investor Member shall not be subject to the consent of any other Member; provided that in the event of a Change in Control of Investor Member, Waterford Member may invoke the provisions of Section 13; and

8.1.3     Investor Class B Member may freely Transfer its Membership Interest, representing its rights to all payments in respect of the Development Assets hereunder, and the transferee shall be entitled to copies of all notices delivered to Investor Class B Member in accordance with the terms hereof, provided that the initial Investor Member shall remain the sole party authorized to vote, give consents and otherwise act with respect to the entire Membership Interest initially held by Investor Member on the date hereof, and Investor Member shall remain liable hereunder to Contributor Member for all obligations with respect to such entire Membership Interest;

provided, in each case, that the relevant Transfer would not cause a default or otherwise restrict the Company’s rights under any financing or franchise agreement to which the Company or any Property is then subject. Subject to the foregoing exceptions, a Person to whom a Membership Interest is Transferred may be admitted to the Company as a Member only with the consent of the other Member, which may be given or withheld in the other Member’s sole and absolute discretion.

8.2           Substitution of Approved Transferee for Member.    A transferee of a Membership Interest pursuant to Section 8.1 shall have no right to become a substituted Member with respect to the transferred Company Interest unless the following conditions are satisfied: the Member making such Transfer and the assignee shall furnish the other Member with such documents regarding the Transfer as the other Member may reasonably request (in form and substance reasonably satisfactory to the other Member), including a copy of the Transfer instrument, an assumption and ratification by the assignee of this Agreement (if the assignee is to be admitted as a Member), and a legal opinion or other reasonably satisfactory evidence to the non-Transferring Member that the Transfer (i) complies with applicable federal and state securities laws, (ii) will not cause the Company to be classified as other than a “partnership” or as a publicly traded partnership for federal income tax purposes, and (iii) will not cause the Company to be in breach of or default under any credit agreement, mortgage, deed of trust, security agreement or other agreement encumbering any Property or otherwise binding on the Company. Upon any transfer of a Membership Interest pursuant to this Section, the transferor and transferee shall file with the Company an executed or authenticated copy of the written instrument of assignment to it. Any transferee under this Section shall, as a condition to the effectiveness of the assignment to it of the economic benefits of Membership Interest, acknowledge in writing that the rights to the Membership Interest acquired by it are subject to the restrictions on Transfers set forth in this Article.

8.3           Possible Amendment.     The parties hereto agree to amend the transfer provisions of this Article if Tax Matters Member reasonably determines that such amendment is necessary for the Company to be treated as a partnership for federal, Delaware and/or Connecticut income tax purposes.

9.	ADDITIONAL MEMBERS

9.1           Admissions and Withdrawals.      No Person shall be admitted to the Company as a Member except in accordance with Article 8. No Member shall be entitled to withdraw from the Company without the consent of each Member, which consent may be given, withheld or made subject to conditions determined by that Member, in its sole and absolute discretion. Neither the admission of a Member nor the withdrawal of a Member, whether in accordance with this Agreement or not, shall cause the dissolution of the Company. If any Member voluntarily or involuntarily withdraws from the Company, then it shall be and remain liable for all obligations and liabilities incurred by it as a Member, and shall be liable to the Company and the other Member for all indemnifications set forth herein arising prior to its withdrawal and for any liabilities, losses, claims, damages, costs and expenses (including reasonable attorney’s fees) incurred by the Company as a result of any withdrawal in breach of this Agreement. Any purported admission, withdrawal or removal that is not in accordance with this Agreement shall be null and void.

9.2          Cessation of Managing Member.    Waterford Member shall cease to be Managing Member of the Company at the election of Investor Member, and any other or future Managing Member shall cease to be Managing Member at the election of the Non-Managing Member, upon the earliest to occur of one of the following events (in each case, a “Removal Event”):

9.2.1      the filing of a certificate of dissolution, or its equivalent, for Managing Member (unless withdrawn, revoked or corrected within 30 days);

9.2.2      an Event of Bankruptcy of Managing Member;

9.2.3      A Capital Contribution Default by Managing Member in excess of 60 days;

9.2.4      Managing Member commits a material breach or material default of this Agreement and such breach or default is not cured within 15 days after written notice by the non-defaulting Member, or if such breach does not involve the failure to pay money and cannot reasonably be cured within such 15-day period, such breach is not cured within 90 days after such written notice so long as the cure for the same has commenced within said 15-day period and Manager Member is diligently and continuously pursuing the cure of the same;

9.2.5      If Property Manager is then an Affiliate of Managing Member, the Management Agreement shall have been terminated on account of a default of Property Manager thereunder; or

9.2.6      Cause with respect to the Managing Member.

9.3           New Managing Member.      Except as set forth in the next sentence, no Person shall become a Managing Member of the Company without the written approval of all Members, which approvals may be given or withheld, or made subject to such conditions as are determined by the applicable Member, in such Member’s sole and absolute discretion. In the event of an occurrence of an event described in Section 9.2 hereof, the remaining Member shall (on notice to all other Members) immediately become the new, sole Managing Member and the Company shall continue without interruption (but such remaining Member shall not be entitled to receive any fees or reimbursements then accrued and originally payable to the former Managing Member under this Agreement), and any successor Managing Member may be appointed by such remaining Member.

10.	DISSOLUTION AND WINDING UP

10.1         Dissolution and Distributions of Property.     Except for dissolution expressly permitted by this Agreement, no Member shall have the right to, and each Member hereby agrees that it shall not (and hereby irrevocably waives any right to), seek to dissolve or cause the dissolution of the Company or to seek to cause a partial or whole distribution or sale of the Property or a partition of the Company or any of its assets, whether by court action or otherwise, it being agreed that any actual or attempted partition, dissolution, distribution or sale would cause a substantial hardship to the Company and the remaining Member(s).

10.2         Dissolution Events.     The Company shall be dissolved upon the earliest to occur of one of the following events:

10.2.1      the first occurrence of any event set forth in Sections 9.2.1 or 9.2.2; provided, however, that within 60 days after such event, the remaining Members (A) may elect in their sole and absolute discretion to continue the Company and (B) may designate a new, successor Managing Member as set forth in Section 9.3, in which case the Company shall not be dissolved;

10.2.2      the sale, transfer or disposition of every Property or all interests of the Company therein; or

10.2.3      the happening of any other event causing its dissolution under the Act.

Notwithstanding anything contained herein to the contrary, to the extent permitted by applicable law, the Company shall not dissolve or merge with or into any other entity, or convert into another form of business entity, or otherwise terminate, and the Company shall continue (and not dissolve) for so long as a single solvent Member exists. Notwithstanding anything contained herein to the contrary, to the extent permitted by applicable law, an Event of Bankruptcy respecting the Company shall not cause a dissolution of the Company.

10.3	Liquidation and Final Distribution Proceeds.

10.3.1      Upon the dissolution of the Company pursuant to Sections 10.2.1 through 10.2.4, the Company shall thereafter engage in no further business other than that which is necessary to wind up the business. The steps to be accomplished by the liquidator are as follows:

A.     as promptly as possible after dissolution and again after final liquidation, the liquidator shall cause a proper accounting to be made by the auditor of the Company’s assets, liabilities, and operations through the last day of the calendar month in which the dissolution shall occur or the final liquidation shall be completed, as applicable;

B.     the liquidator shall pay all of the debts and liabilities of the Company or otherwise make adequate provision therefor (including the establishment of a cash escrow fund for contingent liabilities in such amount and for such term as the liquidator may reasonably determine); and

all remaining assets of the Company shall be distributed to the Members in accordance with Section 5.2.3.

10.4          Cancellation of Certificate.     On completion of the distribution of Company assets, the Member (or such other person as the Act may require or permit) shall file a Certificate of Cancellation with the Secretary of State of Delaware, and take such other actions as may be necessary to terminate the existence of the Company.

10.5           No Capital Contribution Upon Dissolution.    Each Member shall look solely to the assets of the Company for all distributions with respect to the Company, its Capital Contribution thereto, its Capital Account and its share of Profits or Losses, and shall have no recourse therefor (upon dissolution or otherwise) against Managing Member or any Non-Managing Member. If, upon liquidation of the Company or upon liquidation of a Member’s interest in the Company, a Member has a deficit balance in its Capital Account (after giving effect to all contributions, distributions and allocations for all taxable years, including the year during which the liquidation occurs), such Member shall not be obligated to make any capital contribution with respect to such deficit.

11.	REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE MEMBERS

To induce the other Member to enter into this Agreement, each Member hereby represents, warrants and covenants as follows to the Company and to the other Member:

11.1         Authority.     It has been duly formed and is a validly existing in the jurisdiction of its formation, is in good standing, and with requisite power to execute this Agreement and perform all its obligations hereunder. The persons and entities executing this Agreement and all assignments contemplated hereby on its behalf have the power and authority to enter into this Agreement. The execution, delivery and performance of this Agreement by it has been duly and validly authorized by all necessary action of it. This Agreement has been duly executed and delivered by it and constitutes a legal, valid and binding obligation of such Member, enforceable against it in accordance with the terms hereof.

11.2         Consents.      It has obtained all consents required to enter into and perform this Agreement required under any company agreement, shareholder agreement, limited liability company agreement, covenant, charter, declaration of trust, or other agreement concerning it or to which it is a party or which is binding upon it or by any law or regulations or any judgment, order or decree of any governmental body, agency or court having jurisdiction over it.

11.3          No Conflict.     Neither the execution and delivery of this Agreement nor the consummation of the transactions herein contemplated will conflict with, result in a breach of or constitute (with or without the giving of notice or the passing of time, or both) a default under, or otherwise adversely affect any contract, agreement, instrument, license or undertaking to which such Member or any of its Affiliates is a party or by which it or any of them or any of their respective properties or assets is or may be bound.

11.4           No Broker.    Neither Investor Member nor any of its Affiliates have dealt with any broker or finder in connection with the transactions between the parties hereto contemplated by this Agreement, except that Waterford Member has dealt with Hodges Ward Elliott, whom Waterford Member will pay pursuant to a separate agreement. Each Member agrees to defend, indemnify and hold the other harmless from and against any and all loss, liability party may incur arising by reason of the above representation being false.

11.5          Foreign Partner.    It is neither a “foreign person” within the meaning of Code Section 1445(f) nor a “foreign partner” within the meaning of Code Section 1446(e).

Each Member hereby agrees to and shall defend, indemnify, and hold the Company and the other Member harmless from and against any loss or damage caused by or accruing from a breach by such indemnifying Member of any representation, warranty or covenant made by it in this Agreement.

12.	REQUIRED SALE.

The provisions of this article shall be subject to the consent, distribution and other rights of Minority Holders in all respects, with respect to any Part Owned Property.

12.1        Offers.    If at any time after the third anniversary of the acquisition of the Properties, a Member desires to offer one or more Properties or Owner Entities (“Target”) for sale to third parties not Affiliated with such Member (“Third Party Purchaser”) on terms specified by such Member (including the sales price, method of payment, anticipated closing date measured from the date of any to-be-executed contract), or that Member receives from a Third Party Purchaser a bona fide written cash offer (i.e., not seller-financed) for the purchase of the Target on terms that such Member desires for the Company to accept (such specified terms or bona fide offer, the “Offer”), then the Member desiring so to make or accept the Offer (“Initiating Member”) shall provide written notice of the terms of such Offer (the “Sale Notice”) to the other Member (“Non-Initiating Member”). Any Offer must be in an amount at least equal to the amount of all indebtedness secured by the Target.

12.2        Response.     Non-Initiating Member shall have 15 Business Days from the date of the delivery of Sale Notice (the “Response Period”) to provide notice to Initiating Member of its willingness or unwillingness to make or accept the Offer to Third Parties Purchasers; failure to deliver such notice shall constitute an election to sell the Target on the terms of the Offer.

12.2.1     Purchase Option.    If Non-Initiating Member notifies the Company that it is unwilling to make or accept the Offer, Non-Initiating Member may at the same time give notice to Initiating Member of its election to purchase the Target, in which case Non-Initiating Member shall purchase the Target (subject to the rights of any Minority Interest Holders) on the terms set forth in the Offer. Non-Initiating Member shall have until 30 days from the date of delivery of the Sale Notice to execute a definitive sale contract with the Company and until 90 days after the delivery of the Sale Notice in which to close on the purchase of the Target. Non-Initiating Member’s failure to timely exercise this option shall be deemed an election to sell the Target on the terms of the Offer. If Initiating Member or Non-Initiating Member defaults at the closing, the non-defaulting party shall have the right to bring suit in the name of the Company for damages, for specific performance, or exercise any other remedy available at law or in equity, and such default shall be deemed a material default under this Agreement. Upon payment at closing, the Company and Non-Initiating Member shall execute and deliver all documents reasonably required to transfer the Target.

12.2.2     Offer Acceptable.    If Non-Initiating Member consents to the Company selling the Target on the terms of the Offer or fails to exercise its purchase option with respect to the Target, then Initiating Member shall be permitted to sell, on behalf of the Company, the Target for cash at a price not less than 95% of the price set forth in the Offer and substantially on the other terms and conditions set forth in the Offer for a period of up to 90 days following the expiration of the Response Period. If Initiating Member enters into a bona fide contract with a Third Party Purchaser to sell the Target for cash at the price set forth in the Offer and substantially on the other terms and conditions set forth in the Offer within such 90-day period, Initiating Member shall have an additional period of 60 days after the date of such contract (that is, within 150 days after the end of the Response Period) in which to consummate the sale. If Initiating Member is unable to enter into a bona fide contract to sell the Target for cash at the price set forth in the Offer and substantially on the other terms and conditions set forth in the Offer within such 90-day period, or, if after having obtained such bona fide contract, Initiating Member is unable to consummate such sale within 150 days after the end of the Response Period, then the Offer shall be terminated, and thereafter Initiating Member must again submit an Offer to Non-Initiating Member under the terms of this Article before it may sell the Target pursuant to this Article.

12.2.3     Sale By the Company.    In the event of the sale of any Property to a Third Party Purchaser in accordance with this Article, then the sale will be treated as a sale by the applicable Owner Entity, and the Capital Proceeds resulting therefrom shall be distributed accordingly. In the event of a purchase of a Property by the Non-Initiating Member under this Article, then Non-Initiating Member shall pay to Initiating Member the proceeds that Initiating Member would have received in a liquidation, had the Property been sold at the Offer price and the Company thereupon liquidated. At the request of either Member and so long as the same can be accomplished at no additional cost, expense or delay to the Company and so long as the Company is not required to take title to any exchange property, the Members will give fair consideration to, but will be under no obligation to implement, any structure proposed by the requesting member for disposing of the Property in a manner that permits the requesting Member to report its share of the sales proceeds as a tax-free exchange under Section 1031 of the Code.

12.3         No Suspension of Rights Under Article 13.    Notwithstanding anything to the contrary contained in this Agreement, a Member’s exercise of its rights under this Article shall not affect or prevent a Member’s exercise of its rights under Article 13 hereof, it being understood that the rights of a Member under Article 13 are superior to those of a Member under this Article.

13.	BUY-SELL DISPUTE RESOLUTION

13.1	Exercise.

13.1.1      From and after the third anniversary of the Contribution Agreement Closing Date, in the event that:

A.     at any time there exists a Major Dispute (other than failure to agree on an Operating Budget or a Business Plan), in which case either Member may be an initiating party; or

B.      an Event of Bankruptcy shall occur or exist with respect to a Member or its direct or indirect parent entity, in which case only the other Member may be the initiating party, or if,

13.1.2     at any time, the proviso in Section 8.1.2 applies, in which case only Waterford Member may be the initiating party,

then the Member that is permitted to be the initiating party under this Section may exercise its right to initiate the provisions of this Article (the “Buy-Sell Option”). The Member desiring to exercise the Buy-Sell Option (“Offeror”) shall do so by giving notice (the “Initiating Notice”) to the other Member (“Offeree”) setting forth a statement of intent to invoke its rights under this Article, stating therein the aggregate dollar amount (the “Valuation Amount”) that Offeror would be willing to pay for the assets of the Company as of the Buy-Sell Closing Date (hereinafter defined) free and clear of all liabilities (as if unencumbered), but subject to the rights of the Minority Interest Holders with respect to any Part Owned Property. The only closing adjustments or prorations to the Valuation Amount shall be the amount of monetary payment obligation liabilities to which the Properties are subject and the pro rata adjustment to reflect any Minority Interests. Notwithstanding anything to the contrary contained in this Agreement, in no event will the purchase price paid for a Membership Interest pursuant to this Article be less than zero.

After receipt of such notice, Offeree shall elect either to (1) sell its entire Membership Interest to Offeror for an amount equal to the amount Offeree would have been entitled to receive if the Company had sold its assets for the Valuation Amount on the Buy-Sell Closing Date and the Company had immediately paid all Company liabilities and distributed the resulting Capital Proceeds to the Members in satisfaction of their interests in the Company pursuant to the liquidating provisions of Article 10 hereof, or (2) purchase the entire Membership Interest of Offeror for an amount equal to the amount Offeror would have been entitled to receive if the Company had sold all of its assets for the Valuation Amount on the Buy-Sell Closing Date and the Company had immediately paid all Company liabilities and distributed the resulting Capital Proceeds of the sale to the Members in satisfaction of their interests in the Company pursuant to the liquidating provisions of Article 10 hereof. If the Buy-Sell Option is exercised, then Offeree shall have 45 days after the giving of Offeror’s notice in which to exercise either of its options by giving written notice to Offeror. If Offeree does not elect to acquire Offeror’s Membership Interest within the 45-day period, Offeree shall be deemed to have elected to sell its interest to Offeror. Within 3 Business Days after an election has been made under this Section (whether deemed or otherwise) the acquiring Member shall deposit with an escrow agent selected by the selling Member and reasonably acceptable to the acquiring Member an earnest money deposit in an amount equal to 10% of the amount the selling Member is entitled to receive for its Membership Interest under this Section, which deposit will be applied to the purchase price at Closing. Only contemporaneously with the closing under this Article, the acquiring Member may assign its right to acquire the interest of the selling Member to another party designated by the acquiring Member so long as the acquiring Member remains liable for such purchase.

13.2         Closing.    The closing of an acquisition pursuant to this Article shall be held at the principal place of business of the Company on a mutually acceptable date (the “Buy-Sell Closing Date”) not later than 90 days after the Initiating Notice. The acquiring Member may extend the Buy-Sell Closing Date for up to sixty days after the foregoing 90-day period, provided that not later than 75 days after the Initiating Notice the acquiring Member has given notice of such extension and unconditionally made a purchase deposit of $1,000,000 in escrow with an escrow agent mutually acceptable to acquiring Member and selling Member. At the Closing of the disposition and acquisition of such interests the following shall occur:

13.2.1         The selling Member shall assign to the acquiring Member or its designee the selling Member’s Membership Interest in accordance with the instructions of the acquiring Member, and shall execute and deliver to the acquiring Member or its designee all documents which may be reasonably required to give effect to the disposition and acquisition of such interests, in each case free and clear of all liens, claims, and encumbrances, with covenants of general warranty;

13.2.2          if any assumption fees under any loan are due or owing due to the assignment of a Member’s Membership Interest, then the Company shall pay for such fees when due; and

13.2.3          The acquiring Member shall pay to the selling Member the consideration therefor in cash.

13.3	Buy-Sell Default.

13.3.1     If the acquiring Member (for such purposes the “Defaulted Acquirer”) defaults in its obligation to buy in accordance with this Article, then the selling Member (for such purposes, the “Replacement Acquirer”) shall exercise one of the following alternative remedies within 30 days after the Defaulted Acquirer’s default as the Replacement Acquirer’s sole and exclusive remedy for such default:

A.    The Replacement Acquirer shall purchase the Defaulted Acquirer’s Membership Interest on the terms set forth above, such closing to occur not later than 180 days after the Initiating Notice, except that the purchase price shall be 90% of the amount that the Defaulted Acquirer would be entitled to receive for its Membership Interest under Section 13.1; or

B.    The Replacement Acquirer shall retain the earnest money deposit as full liquidated damages for such default of the Defaulted Acquirer, the Members hereby acknowledging and agreeing that it is impossible to more precisely estimate the damages to be suffered by the Replacement Acquirer upon the Defaulted Acquirer’s default and the Members acknowledge and agree that the earnest money deposit that may be retained by the Replacement Acquirer is intended not as a penalty, but as full liquidated damages for such default of the Defaulted Acquirer. In the event the Defaulted Acquirer failed to make its earnest money deposit as required in Section 13.1 and the Replacement Acquirer has elected its remedy under this Section 13.3, then the Replacement Acquirer shall have the right to recover an award or judgment against the Defaulted Acquirer in the amount of such required earnest money deposit, together with its reasonable attorneys’ fee and costs incurred in obtaining such award or judgment.

13.3.2      If the selling Member defaults in its obligation to sell in accordance with this Article, the acquiring Member shall exercise one of the following alternative remedies within 30 days after the selling Member’s default as the acquiring Member’s sole and exclusive remedy for such default:

A.     The acquiring Member shall be entitled to demand and receive a return of its earnest money deposit previously deposited with the selling Member; or

B.      The acquiring Member shall be entitled to seek specific performance of the selling Member’s obligations under this Article, the Members expressly agreeing that the remedy at law for breach of the obligations of the selling Member set forth in this Article is inadequate in view of (A) the complexities and uncertainties in measuring the actual damage to be sustained by the acquiring Member on account of the default of the selling Member; and (B) the uniqueness of the Company business and the Members’ relationships.

13.4        Payment of Debts.     If, at the Buy-Sell Closing Date, the selling Member has any outstanding debts to the Company or the acquiring Member relating to the Company, all proceeds of the purchase price due the selling Member for its Membership Interest will be paid to the Company or the acquiring Member (pro--rata in accordance with the amounts owed by the selling Member to each) for and on behalf of the selling Member until all the debts will have been paid and discharged in full. The acquiring Member will be entitled to deduct from the amounts otherwise payable to the selling Member any and all amounts owed to the acquiring Member, including damages owed by reason of any default, to the extent agreed by the parties or to the extent such damages have been reduced to an arbitration award or a final nonappealable judgment, as applicable.

13.5        Release of Capital Contribution Obligations.     At the time of closing on the purchase and sale of a Membership Interest pursuant to this Article, each selling Member will be released from any further obligation to make Capital Contributions to the Company.

13.6        Operations in Pre-Closing Period.     From the date the Initiating Notice is given until the date the closing occurs under this Article or, if earlier, the date on which the Members agree not to proceed with such closing, the Company will continue to be operated in the ordinary course as though the closing were not going to occur, the Members will continue to have all power and authority granted in this Agreement (including the power to make distributions), and the Members will exercise their power and authority in good faith and without regard to the fact that such closing may occur (although the selling Member shall not unreasonably withhold any consents with respect to the Property during such period); provided, however, that, any and all distributions received by the selling Member from the Company during such period representing distributions of Capital Proceeds shall be credited against and reduce the price otherwise payable to the selling Member for its Membership Interest and any Capital Contributions made by the selling Member during such period shall be added to and increase the price otherwise payable to the selling Member for its Membership Interest, and the Company shall not agree to sell or otherwise dispose of any Property; however, the Company shall be authorized to consummate any transactions that were the subject of binding contractual obligations entered into prior to the commencement of such period.

13.7          Suspension of Rights Under Article 12.    Notwithstanding anything to the contrary contained in this Agreement, at any time a Member has exercised the Buy-Sell Option in accordance with this Article, then the Members’ respective rights under Article 12 shall not be exercised or pursued (unless a binding sale contract is then in effect) unless and until the initiation of the Buy-Sell Option is withdrawn or rescinded by Offeror or unless and until the occurrence of a breach or default with respect to the Buy-Sell Option by the acquiring Member.

14.	MISCELLANEOUS

14.1         Right of First Offer.    In the event that Waterford Member desires to sell to any party that is not an Affiliate any property Waterford Member then owns (other than its Membership Interest), regardless of whether Waterford Member has then identified a purchaser, then Waterford Member shall present a written proposal to Investor Member setting forth all material terms of a proposed sale and shall provide Investor Member with the information required to be provided in a Venture Package under Section 4.5 and other customary due diligence information and access with respect to the relevant property, including legal, financial, accounting, operational and environmental books and records. Investor Member shall have 15 days in which to notify Waterford Member as to whether Investor Member will accept the terms of the proposed sale. In the event that Investor Member notifies Waterford Member within said 15-day period that Investor Member desires to accept the proposal from Waterford Member, then Investor Member and Waterford Member shall work towards a binding agreement containing substantially all of the terms and conditions set forth in said proposal.

In the event that Investor Member fails to so notify Waterford Member within such fifteen day period, Waterford Member shall be free to make the same offer upon substantially the same terms, or a purchase price not ten percent lower than such terms, to a third party for a period of 90 days from the date which is the end of said fifteen-day period. If no such binding commitment is obtained between Waterford Member and a third party within said 90-day period, then, before entering into any such proposed agreement, Waterford Member must again notify and offer to Investor Member the contemplated sale under this Section 14.1.

14.2       Waiver of Conflict of Interest.     The Company and the Members may, at their option, be represented by the same counsel. The attorneys, accountants and other experts who perform services for the Company may also perform services for a Member. To the extent that the foregoing representation constitutes a conflict of interest, the Company, Managing Member and each Non-Managing Member hereby expressly waive any such conflict of interest.

14.3        Amendment by Members.     Except as otherwise stated in Section 4.7.1 or 14.4 the written approval of each Member shall be required to amend or waive any provision of this Agreement.

14.4        Amendment by Managing Member.     Notwithstanding Section 14.3, any provision of this Agreement may be amended or waived from time to time by Managing Member, without the consent of any Non-Managing Member, only to the extent that such amendment or waiver is necessary or advisable in the opinion of Managing Member: (i) to qualify or continue the qualification of the Company as a limited liability company in which the Members have limited liability under the laws of any state; (ii) to ensure that the Company will be treated as a partnership for federal income tax purposes; (iii) to ensure that all allocations of Profits and Losses are respected for federal income tax purposes; and (vi) to properly reflect the Members and their respective Capital Sharing Ratios, as such Members may change due to admissions and withdrawals of Members in accordance with this Agreement.

However, no amendment or waiver referred to above that would alter a Member’s Capital Contribution, Capital Account or Capital Sharing Ratio (except to the extent that such are indirectly affected by any amendments or waivers pertaining to such admissions or withdrawals of Managing or Non-Managing Members), the liability of a Member to third parties, or the removal of any Member shall be permitted without the prior approval of the Member so affected.

14.5         Waivers.    No waiver by any Member of any default with respect to any provision, condition or requirement hereof shall be deemed to be a waiver of any other provision, condition or requirement hereof; nor shall any delay or omission of any Member to exercise any right hereunder in any manner impair the exercise of any such right accruing to it hereafter.

14.6          No Assignments; Binding Effect.    This Agreement shall not be assigned or otherwise transferred (by operation of law or otherwise) by any Member (except as may be expressly permitted in this Agreement). This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and assigns permitted in accordance with this Agreement and the Act.

14.7          Notices.    Any notice, approval, consent or other communication required or permitted to any Member under this Agreement shall be in writing and shall be deemed to have been duly given or made: (i) if delivered personally by courier or otherwise, then as of the date delivered (the “Effective Date”) or if delivery is refused, then as of the date presented (also an “Effective Date”), or (ii) if sent or mailed by Federal Express, Express Mail or other overnight mail service to the Company and to each Member, then as of the first Business Day after the date so mailed (also an “Effective Date”). Each communication shall be addressed as follows:

If to Investor Member:	Hersha Hospitality Trust
510 Walnut Street, 9th fl.
Philadelphia, PA 19106
Attn: Jay H. Shah

with a copy to:	Hunton & Williams LLP
1900 K Street NW
Washington, DC 20006
Attn: John M. Ratino, Esq.

If to Waterford Member:	c/o Waterford Group, LLC
914 Hartford Turnpike
P.O. Box 715
Waterford, CT 06385
Attn: Len Wolman

with a copy to:	Latham & Watkins LLP
885 Third Ave.
New York, NY 10022
Attn: Raymond Lin (024576-0017)

The parties may change their addresses for subsequent notice, by a notice sent to each other party. The parties may also send courtesy notices by facsimile to Investor Member at ______________, or to Waterford Member at (860) 447-8554, although such facsimile notices shall not be considered to have been officially given hereunder.

14.8          Certain Waivers.     The Members waive any and all rights they may have to a jury trial, and any and all rights they may have to punitive, special, exemplary, or consequential damages, in respect of any dispute based on this Agreement.

14.9          Preservation of Intent.     If any provision of this Agreement is determined by any court having jurisdiction to be illegal or in conflict with any laws of any state or jurisdiction, then the Members agree that such provision shall be modified to the extent legally possible so that the intent of this Agreement may be legally carried out. If any one or more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect or for any reason, then the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired or affected, it being intended that all of the Members’ rights and privileges shall be enforceable to the fullest extent permitted by law.

14.10         Entire Agreement.     This Agreement sets forth the entire and only agreement or understanding between the Members relating to the subject matter hereof and supersedes and cancels all previous agreements negotiations, commitments and representations in respect thereof among them, and no Member shall be bound by any conditions, definitions, warranties or representations with respect to the subject matter of this Agreement.

14.11         Certain Rules of Construction.     All Article or Section titles or other captions in this Agreement are for convenience only, and shall not be deemed part of this Agreement and in no way define, limit, extend or describe the scope or intent of any provisions hereof. Unless the context otherwise requires: (i) an accounting term not otherwise defined has the meaning assigned to it in accordance with generally accepted accounting principles; (ii) words in the singular include the plural, and words in the plural include the singular; (iii) provisions apply to successive events and transactions; (iv) “herein”“hereof” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision; and (v) all references to “clauses,”“Sections” or “Articles” refer to clauses, Sections or Articles of this Agreement.

14.12          Counterparts.     This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

14.13          Governing Law; Venue.     This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

IN WITNESS WHEREOF, the Members have caused this Agreement to be duly executed by their respective and duly authorized representatives as of the date first above written.

INVESTOR MEMBER:

HERSHA HOSPITALITY LIMITED
PARTNERSHIP

By: ________________________________________
Name: ___________________________________
Title: ____________________________________

WATERFORD MEMBER:

MYSTIC HOTEL INVESTORS, LLC

By: ________________________________________
Name: ___________________________________
Title: ____________________________________

[WATERFORD HOSPITALITY GROUP, LLC

By: ________________________________________
Name: ___________________________________
Title: ______________________________________]